As filed with the Securities and Exchange Commission on March 10, 2000
                                                      Registration No. 333-94231
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                       PEGASUS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
                                 --------------

                                      4833
                                      ----
            (Primary Standard Industrial Classification Code Number)


          DELAWARE                                              51-0374669
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)
                  c/o Pegasus Communications Management Company
                              225 City Line Avenue
                                    Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

       Ted S. Lodge, Senior Vice President, Chief Administrative Officer,
                          General Counsel and Secretary
                  c/o Pegasus Communications Management Company
                              225 City Line Avenue
                                    Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -------------

                                   Copies to:

     Scott A. Blank, Esq.                         Michael B. Jordan, Esq.
  c/o Pegasus Communications                      Diana E. McCarthy, Esq.
      Management Company                        Drinker Biddle & Reath LLP
     225 City Line Avenue                            One Logan Square
           Suite 200                               18th & Cherry Streets
Bala Cynwyd, Pennsylvania 19004            Philadelphia, Pennsylvania 19103-6996
        (888) 438-7488                                (215) 988-2700

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                 ______________

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
================================================================================

Prospectus
March __, 2000

                               [GRAPHIC OMITTED]
                                    PEGASIS
                                 COMMUNICATIONS


                       Pegasus Communications Corporation
                 Exchange of registered 12 1/2% Series B senior
                      notes due 2007 for any and all of our
                            unregistered outstanding
                     12 1/2% Series A senior notes due 2007

================================================================================

o We offer to exchange new registered 12 1/2% Series B senior notes due 2007 for our outstanding 12 1/2 % Series A senior notes due 2007, of which $155.0 million in principal amount at maturity are outstanding.

o There has been no public market for the notes before the exchange offer. We do not intend to apply for the listing of the new notes on any national securities exchange or for quotation through the Nasdaq National Market.

o The offer will expire at 5:00 p.m., New York City time, on __________, 2000, unless extended or earlier terminated.

================================================================================

         This investment involves risks. See Risk Factors beginning on page 8.

================================================================================

                  Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                               Prospectus Summary

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to exchange your notes. We urge you to read the entire prospectus carefully, including the SEC filings and financial statements that we have incorporated by reference and the Risk Factors section.

         The information in this prsopectus assumes the completion of the acquisition of Golden Sky Holdings, Inc. and other pending acquisitions described in our annual report on Form 10-K.

         Pegasus Communications Corporation is:

         o The largest independent distributor of DIRECTV(R) with 725,800 subscribers at December 31, 1999. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to over 5.3 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

         o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

         o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

         We were incorporated in Delaware in May 1996. Our principal executive office is at 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004. Our telephone number is (888) 438-7488.

--------------------------------------------------------------------------------

                                                    The Exchange Offer
The Old Notes...................  We issued $155.0 million in principal amount of our 12 1/2% Series A senior notes due
                                  2007 on November 19, 1999. Because we did not register the old notes under the
                                  Securities Act, they are subject to restrictions on transfer.

The New Notes...................  We offer $155.0 million in principal amount of our 12 1/2% Series B senior notes due
                                  2007 in this prospectus. We have registered the new notes under the Securities Act, so that they will not be subject to restrictions on transfer.

The Offer.......................  We offer to exchange $1,000 principal amount of registered new notes for each $1,000 principal amount of unregistered old notes. We will accept for exchange any and all old notes properly tendered before the offer expires and will then promptly issue the new notes.

Expiration Date.................  5:00 p.m., New York City time, on __________ 2000, unless we extend the exchange offer.

Accrued Interest on the
New Notes and
Old Notes.......................  The new notes will bear interest from and including November 19, 1999, the date of issuance of the old notes. If we accept your old notes for exchange, you will waive the right to receive any interest accrued on the old notes.

Conditions to this Offer........  Although we do not condition this exchange upon any minimum aggregate principal amount of old notes being tendered, it is subject to certain customary conditions which we explain below in The Exchange Offer -- Conditions.

Exchange Agent..................  First Union National Bank.

Procedures for Tendering
Old Notes.......................  If you hold old notes and you wish to accept this offer you must complete a letter of transmittal and deliver it to the exchange agent. You must follow the instructions contained in that letter and this prospectus.

Special Procedures for
Beneficial Owners...............  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender the notes for you.


Guaranteed Delivery
Procedures......................  If you wish to tender your old notes and you cannot deliver them, the letter of transmittal or any other required documents before this offer expires, you must tender your old notes according to procedures we discuss below in The Exchange Offer --
                                  Guaranteed Delivery Procedures. You can use this procedure only if you tender through an eligible institution as described in The Exchange Offer -- Procedures for Tendering.

Withdrawal Rights...............  You may withdraw your tender of old notes at any time before the exchange offer expires.
                                  The procedure for doing this is described in The Exchange Offer -- Withdrawal of
                                  Tenders.

Certain United States Federal
Income Tax Consequences of the
Exchange Offer..................  We discuss certain federal income tax considerations relating to the exchange in
                                  Material United States Federal Income Tax Consequences of the Exchange Offer and
                                  Material United States Federal Income Tax Consequences.

                          Summary of Terms of New Notes

         The new notes will have identical terms to the old notes. A brief summary follows. For a more detailed description, read Description of Notes.

Total amount of notes offered.....    $155.0 million in principal amount of 121/2% Series B senior notes due 2007.

Maturity..........................    August 1, 2007.

Interest..........................    Annual rate -- 12 1/2%
                                      Payment frequency -- every six months on August 1 and February 1. First payment --
                                      February 1, 2000.

Ranking...........................    The notes will rank senior to our subordinated indebtedness and will rank equally in right of payment with our senior indebtedness. But they will effectively rank junior to the substantial indebtedness and trade payables of our subsidiaries, even their subordinated indebtedness. Our subsidiaries currently have $714.8 million of indebtedness and trade payables, after giving effect to the acquisition of Golden
                                      Sky Holdings, Inc., that will effectively rank senior to the new notes. We describe this in more detail under Risk Factors -- Risks of Investing in the New Notes---
                                      These Notes are not guaranteed which could adversely affect your investment.

Subsidiary guarantors.............    None of our subsidiaries guarantee the old notes and, when issued, none of our subsidiaries will guarantee the new notes. However, our subsidiaries may in the future unconditionally guarantee our obligations on a senior, unsecured basis, jointly and severally, by signing a supplemental indenture. They are required to do this if they guarantee or incur certain types of other indebtedness.

Optional redemption...............    Prior to August 1, 2000, we may redeem up to 35% of the notes at a redemption price of 112.50% of the principal amount, plus accrued and unpaid interest, with net proceeds of certain equity offerings. On or after August 1, 2003, we may redeem some or all of the notes at any time at the redemption prices listed in Description of
                                      Notes -- Optional Redemption.

Mandatory offer to repurchase.....    Subject to certain exceptions, if we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

Basic covenants of the indenture..    We will issue the notes under an indenture. The indenture restricts our ability and the ability of our subsidiaries to:

                                      o sell assets;

                                      o make certain payments, including dividends;

                                      o incur indebtedness and create liens;

                                      o sell certain preferred securities;

                                      o engage in certain transactions with our affiliates;

                                      o issue certain equity; and

                                      o merge or consolidate.

                                      See Description of Notes -- Certain Covenants for a discussion of these restrictions.

                                     Market

         We do not plan to list the new notes on any exchanges or with the Nasdaq National Market. No one has made a binding agreement to make a market for the new notes. We offer no assurance that a market for the new notes will develop or provide meaningful liquidity for investors.

         The old notes are eligible for trading in the private offerings, resales and trading through automated linkages (PORTAL) market. Because we did not register them under the Securities Act, they are subject to restrictions on transfer that will not apply to the new notes. After we complete the exchange offer, we will have no obligation to register the old notes except under very limited circumstances.

                          Failure To Exchange Old Notes

         If you do not tender your old notes in this exchange offer or we do not accept them, your old notes will remain subject to existing transfer restrictions.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Pegasus that file electronically with the SEC. Our Class A common stock is quoted on the Nasdaq National Market and reports and other information about us may be inspected at the Nasdaq National Market at 1735 K Street, NW, Washington, DC 20007-1500.

         This prospectus is part of a registration statement on Form S-4 we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits, including the indenture covering the notes which are the subject of this offering, for more information.

         The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

         We are incorporating by reference the following documents that we have filed with the SEC:

         o Pegasus' Annual Report on Form 10-K filed with the SEC on March 10, 2000 for the fiscal year ended December 31, 1999.

         o Pegasus' Current Reports on Form 8-K filed with the SEC on January 12, 2000 dated January 12, 2000 and on January 12, 2000 dated November 19, 1999 (as amended by Form 8-K/A filed on February 2,
           2000 and as further amended by Form 8-K/A filed on February 16,
           2000).

         o The sections entitled "Golden Sky Holdings, Inc." and "Pegasus Communications Corporation Pro Forma Consolidated Financial Information (unaudited)" beginning at pages F-25 and F-59, respectively of the proxy statement/prospectus contained in Pegasus' Registration Statement on Form S-4 (File No. 333-31080).

         We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer ends.

         You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                       Pegasus Communications Corporation
                  c/o Pegasus Communications Management Company
                         Suite 200, 225 City Line Avenue
                              Bala Cynwyd, PA 19004
                   Attention: Vice President of Communications
                            Telephone: (888) 438-7488

         To obtain timely delivery of this information you must request this information no later than March ___, 2000 or five days after any extension of this offer, whichever is later. You should rely only on the information provided in this prospectus, in the accompanying letter of transmittal, or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                  Risk Factors


         You should carefully consider the risks described below before you decide to exchange. They could materially and adversely affect our financial condition and results of operation. They could impair our ability to repay the new notes and pay interest on the notes, and you might lose all or part of your investment.

Risks of Investing in These Notes

         Our Substantial Indebtedness Could Adversely Affect Your Investment

         We have now and, after the exchange offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

         o make it more difficult for us to pay our obligations under these notes;

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

         The following chart shows certain important credit statistics, after giving effect to the acquisition of Golden Sky Holdings, Inc. (in thousands):

                                                                  As of
                                                            December 31, 1999
            Total indebtedness..........................       $1,053,792
            Common stockholders' equity ................         $439,677
            Debt to equity ratio........................             2.4x

         Our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $429.2 million for the year ended December 31, 1999, after giving effect to the acquisition of Golden Sky Holdings, Inc. (as if it had occurred on January 1, 1999). Neither total indebtedness nor stockholders' equity, as set forth above, includes the approximately $142.7 million in outstanding Series A preferred stock or a $3.9 million minority interest in our subsidiaries.

         We and Our Subsidiaries May Still Be Able To Incur Substantially More Debt Which Could Exacerbate the Risks Described Above

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries' current debt levels, the risks described above that we and they now face could intensify. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. The Pegasus Media & Communications credit facility and the Golden Sky credit facility currently permit our subsidiaries to borrow up to an additional $264.6 million, and all of those borrowings would effectively rank senior to the new notes.

         We May Not Be Able To Generate Enough Cash To Service Our Debt

         Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt.

         Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facilities, will be adequate to meet our future liquidity needs for at least the next few years.

         We cannot assure you that:

         o  our business will generate sufficient cash flow from operations,

         o currently anticipated cost savings and operating improvements will be realized on schedule, or

         o future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

         We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities and these notes, on commercially reasonable terms or at all.

         These Notes Are Not Guaranteed Which Could Adversely Affect Your Investment

         Only Pegasus Communications Corporation owes payment of these notes. None of our subsidiaries have guaranteed them, and if our business were to be liquidated, our subsidiaries' debt would be paid first before payment is made on the notes.

         We conduct all of our business operations through subsidiaries. Our subsidiaries have their own debt, including $392.1 million of publicly held debt securities and bank credit facilities under which they could borrow up to an additional $264.6 million, including Golden Sky's publicly held debt securities and the Golden Sky credit facility. If our business were to be liquidated, our subsidiaries would have to repay all this debt, plus their other liabilities such as trade payables, before we could get anything from them to pay these notes and our other obligations, including $215.0 million of other senior notes that we issued in 1997 and 1998. Therefore, while these notes are not subordinated to other debts of Pegasus Communications Corporation, they effectively rank behind our subsidiaries' debts.

         We May Have Difficulty Obtaining Cash from Our Subsidiaries To Pay Notes Which Could Adversely Affect Your Investment

         Our only source for the cash we need to pay current interest on these notes and our other debt is the cash that our subsidiaries generate from their operations or their borrowings. The credit facility of one of our principal subsidiaries permits that subsidiary to distribute cash to us to pay interest on these notes and our other senior notes, but only so long as we are not in default under that credit facility. If we default under it, we would have no cash to pay interest on these notes.

         If a Change of Control Occurs, We May Be Unable To Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock

         If certain kinds of change of control events occur, we will be required to offer to repurchase all outstanding notes. We must offer to redeem other publicly held debt securities and preferred stock for approximately $914.8 million, including Golden Sky's publicly held debt securities. In addition, our bank debt, including the Golden Sky bank debt, of approximately $256.2 million at December 31, 1999, would also come due on a change of control. If a change of control occurs, and we are unable to finance it, we would be in default. See Description of Notes - Repurchase at the Option of Holders - Change of Control.

         Federal and State Courts Could Void Guarantees of These Notes and Require Noteholders To Return Payments Received From Guarantors

         None of our subsidiaries have guaranteed these notes, but they could be required to do so in certain circumstances. If a subsidiary guarantor was found to be insolvent, any payments made by the guarantor could be voided and would be required to be returned.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee was insolvent. In addition, these laws could require that any payment by the guarantor under its guarantee be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts were greater than the value of all of its assets or it could not pay its debts as they become due. See Description of Notes - Subsidiary Guarantees for a description of the circumstances under which a subsidiary might be required to guarantee the these notes.

Risks of Our Direct Broadcast Satellite Business

         Satellite and Direct Broadcast Satellite Technology Could Fail or Be Impaired

         If any of the DIRECTV satellites is damaged or stops working partially or completely for any of a number of reasons, DIRECTV customers would lose programming. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and ability to pay these notes.

         Direct broadcast satellite technology is highly complex and is still evolving. As with any high-tech product or system, it might not function as expected. In particular, the satellites at the 101(degree) W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. A more substantial failure or DIRECTV's direct broadcast satellite system could occur in the future. See We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative.

         Events at DIRECTV Could Adversely Affect Us

         Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

         Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

         Programmers could increase the rates that DIRECTV pays for programming. As a result, our costs would increase. This could cause us to increase our rates and lose either customers or revenues.

         The law requires programming suppliers that are affiliated with cable companies to provide programming to all multichannel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours. If we increase our rates, we may lose customers. If we do not increase our rates, our revenues and financial performance could be adversely affected.

         We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative

         We may or may not be able to continue in the DIRECTV business after the current DIRECTV satellites are replaced. If we can continue, we cannot predict what it will cost us to do so.

         As part of a counterclaim in the litigation between the National Rural Telecommunications Cooperative and DIRECTV, DIRECTV is seeking a declaratory judgement that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not the orbital lives of the other DIRECTV satellites at the 101(degree) W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative.

         On January 10, 2000, Pegasus and Golden Sky Holdings, Inc. filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

         On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative could have a material adverse effect on the scope and duration of Golden Sky's right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.

         Our revenues and financial performance would be adversely affected if we are not able to continue in the DIRECTV business for the reasons described above.

         The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

         On November 29, 1999, the President signed The Satellite Home Viewer Improvement Act of 1999. The Act contains provisions that will be phased in over time. In addition, the FCC and other federal agencies will undertake rulemaking and studies in connection with this legislation. Therefore, we cannot predict the effect of this new law on our business at this time.

         The Act resolves many of the issues involved in years of litigation between the networks and the direct broadcast satellite industry regarding retransmission of network programming to direct broadcast satellite subscribers. Generally, it also preserves the industry's right to retransmit distant network programming to subscribers in "unserved" areas. It also extends through December 31, 2004 the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming - so-called superstations - to subscribers as "distant" signals. Further, satellite carriers will be required to deliver signals only to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

         Before this legislation was enacted, we had cut-off network programming to approximately 159,000 of our subscribers in connection with settlement of the litigation referred to above. We are unsure at this time how many of these subscribers will be eligible and will want to receive network programming services under this legislation.

         Among other things, the Act directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over-the-air and therefore are eligible to receive distant network signals. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

         We Could Lose Money Because of Signal Theft

         If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof and there have been published reports that it has been compromised.

         We Could Lose Revenues if We Have Out-of-Territory Subscribers

         Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.

         Direct Broadcast Satellite Services Face Competition from Cable
         Operators

         One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and a better quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels that cable television operators can provide to their customers and the quality of the transmission. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

         Direct Broadcast Satellite Equipment Shortages Cold Adversely Affect Our Direct Broadcast Business

         There have been periodic shortages of direct broadcast satellite equipment and there may be such shortages in the future. During such periods, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment in the future, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Risks of Our Broadcast Television Business

         Our Broadcast Operations Could Be Adversely Affected if We Fail To Negotiate Successfully Our Network Affiliation Agreements

         Our network affiliation agreements with Fox formally expired on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements, and we are in the process of negotiating new affiliation agreements. If we are not successful in these negotiations, our broadcast operations could suffer materially.

         Fox Could Cancel Our Affiliation Agreements if It Acquires a Significant Ownership Interest in One of Our Markets

         In addition, if Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement or arrangement for that market without penalty. Fox has done this in the past to other broadcasters.

         Our Broadcast Operations Could Be Adversely Affected if the FCC Prevents Our Local Marketing Agreement Strategy

         One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. Because the FCC did not allow a broadcaster to own more than one television station in the same market, we implemented our strategy -- like other broadcasters -- through arrangements known as local marketing agreements. Under these arrangements, we contracted to provide programming and other services to the licensee of a separate television station in the market. We currently have local marketing agreements for second stations in three of our markets and our only station in another market is programmed through a local marketing agreement. We expect to program a second station under such an agreement in one more market by 2000.

         In August 1999, the FCC revised its television ownership rules to permit, in certain circumstances, the common ownership of two stations in a television market. The FCC also decided to treat most television local marketing agreements as if the station providing programming owned the programmed station. These decisions could prohibit us from programming or acquiring additional in-market stations and could also require us to terminate some of our existing local marketing agreements by August 2001. We will vigorously seek to obtain favorable rulings from the FCC and to preserve and expand our broadcast television strategy through the grandfathering of our existing arrangements or outright common ownership. Unfavorable implementation decisions by the FCC, however, could cost us significant revenues and could affect our broadcast operations materially and adversely.

         Antitrust Laws Could Limit Our Local Marketing Agreement Strategy

         Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. If so, these agencies could limit partially or altogether our ability to program stations through local marketing agreements. We cannot predict how this will affect us.

         Our Inability To Control Licensees Under Our Local Marketing Agreements Could Adversely Affect Our Broadcast Operations

         Even if we can keep and expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

         The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business

         All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, though the FCC may extend these dates.

         o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

         o The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

         o The FCC has generally made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. All of our existing stations are on channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

         o In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

         o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002, at the latest, and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could affect us unfavorably.

         The New Federal Satellite Television Legislation Could Adversely Affect Our Broadcast Business

         The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues.

         This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law.

In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry other stations in our markets, but not our stations, which could adversely affect our stations' audience share and revenues.

Risks of Our Cable Business

         We Could Lose Revenues Because of Our Geographic Concentration in Puerto Rico

         All of our cable operations are in Puerto Rico. This geographic concentration carries risks:

         o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of 1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

         o A local downturn in the Puerto Rico economy could cause us to lose revenues from subscribers and advertisers. This would affect our cable business more seriously than if we were more geographically diversified.

         o A material adverse change in our Puerto Rico cable operations cold affect our ability to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of the business.

         The FCC's Digital Television Requirements May Prevent Us from Expanding Our Cable Programming

         The FCC's digital television rules may cause us to lose customers and revenues. We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. See Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Operations. Because we have only so much channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings. If we cannot expand programming offerings, we may lose customers and revenues.

         We Could Become Subject to Rate Regulation Which Could Reduce Our Cable Revenues

         We may lose revenues if we become subject to rate regulation. The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates since the FCC has found that our cable systems are subject to effective competition. This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation. If so, we might have to reduce our cable rates, resulting in decreased revenues. If our cable systems become subject to rate regulation, we may not be able to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of the business.

Other Risks of Our Business

         We Face Certain Other Regulatory Risks

         The direct broadcast satellite, television broadcast, and cable industries are subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their effect on our business. We depend on broadcast licenses from the FCC to operate our broadcast station, and DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on us.

         We Have a History of Substantial Losses; We Expect Them To Continue; Losses Could Adversely Affect Our Stock Price and Access to Capital Markets

         We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets and our ability to pay the notes.

         We Face Significant Competition; the Competitive Landscape Changes Constantly

         Our direct broadcast satellite business faces competition from other current or potential multichannel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

         Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. Direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

         Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home distributors, direct broadcast satellite systems and open video systems.

         In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

         Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

         We may not be able to keep making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance and stock price could suffer.

         If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms. If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.

         We May Not Be Able To Get the Consents Necessary To Implement Our Acquisition Strategy

         We have been able to get the necessary consents to make acquisitions in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict. Our acquisitions normally require third party consents that we do not control. These include the consents of DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders.

         We May Not Be Able To Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

         We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

         The Year 2000 Problem Could Adversely Affect Us

         We may be adversely affected by year 2000 computer-related malfunctions. An issue exists for all companies that rely on computers. This issue involves computer programs and applications that were written using two digits rather than four to identify the applicable year, and could result in system failures or miscalculations. We have completed an assessment to determine the extent of any necessary remediation, and the anticipated costs thereof, to make our material equipment, systems and applications year 2000 compliant. Costs in connection with any modifications to make our systems compliant have not been and are not expected to be material. However, if such modifications are not completed successfully or are not completed in a timely manner, the year 2000 issue may have a material adverse impact on our operations. Exposure could arise also from the impact of non-compliance by certain software and/or equipment vendors and others with whom we conduct business. We cannot estimate the potential adverse impact that may result from non-compliance with the year 2000 issue by the software and/or equipment vendors and others with whom we conduct business.

         We May Not Be Aware of All Risks

         These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or our ability to pay the notes.

         Forward-Looking Statements May Prove Inaccurate

         This offering memorandum contains or incorporates by reference certain statements and information that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions to identify forward looking statements. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                       Ratio of Earnings to Fixed Charges


         Our earnings were inadequate to cover our combined fixed charges and preferred stock dividends by approximately $8.1 million, $9.8 million, $29.6 million, $94.8 million and $204.0 million for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, respectively. Assuming the exchange offer had occurred on January 1, 1999 at the beginning of such periods, our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $203.5 million for the year ended December 31, 1999. For the purposes of the calculation of the ratio of earnings to fixed charges, fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which management believes represents an appropriate interest factor.

                                 Use of Proceeds

         We will not receive any cash proceeds from the exchange offer. We will retire and cannot reissue the old notes that holders surrender in exchange for new notes.

                               The Exchange Offer

Terms of the Exchange Offer

          We will accept any and all old notes validly tendered and not withdrawn before the offer expires. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes. We will exchange notes only in integral multiples of $1,000.

         The form and terms of the new notes are the same as the form and terms of the old notes except that:

         o the new notes will be registered under the Securities Act and will not bear restrictive legends; and

         o holders of the new notes will not be entitled to the rights of holders of old notes under a registration rights agreement described below; those rights will end upon the consummation of the exchange offer.

         The new notes will evidence the same debt as the old notes. The new notes also will be issued under the same indenture. The indenture treats both series as a single class of debt securities.

         As of December 31, 1999, all $155.0 million aggregate principal amount at maturity of the old notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only a registered holder of the old notes or such holder's legal representative or attorney-in-fact, as reflected on the records of First Union National Bank under the indenture, may participate in the exchange offer. There will be no fixed record date for determining which registered holders of the old notes may participate in the exchange offer.

         We will accept validly tendered old notes by giving the exchange agent oral or written notice. The exchange agent also will be the agent for the tendering holders of old notes for receiving the new notes from us.

Resale of New Notes

         We believe that holders of the new notes will be able to transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the new notes in the ordinary course of business and is not participating in and had no prior arrangement to participate in the notes' distribution. The preceding restriction does not apply to broker-dealers who have purchased new notes directly from us for resale under SEC Rule 144A or to any person that is our affiliate. Broker-dealers who acquire new notes as the result of trading activities must acknowledge that they will deliver a prospectus in connection with any resale of the new notes. These statements are based on interpretations of the SEC's staff that are subject to change.

Expiration; Extensions; Amendments

         The exchange offer will expire at 5:00 p.m., New York City time on ____________, 2000 unless we extend it in our sole discretion.

         To extend the exchange offer, we must notify the exchange agent and the registered holders of the old notes by mail or other means we select before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         We may also delay or end the exchange offer by notifying the exchange agent if the conditions to the offer described below are not satisfied. We will notify the holders by mail or other means we select of any such delay, extension or ending as promptly as practicable.

         We may amend the exchange offer in our discretion. If the amendment is material, we will promptly disclose the amendment in a prospectus supplement that we will distribute to registered holders. In such a situation, we also will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment.

         We will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

         Only a registered holder of old notes may tender old notes in the exchange offer. To tender, a holder must complete, sign and date the letter of transmittal, unless such holder tenders through The Depository Trust Company's Automated Tender Offer Program, as described below. If required by the letter of transmittal, the holder must have the signatures on the letter of transmittal guaranteed by one of the eligible institutions we describe below. The holder must then deliver the letter of transmittal to the exchange agent at the address given below. In addition, either:

         o the exchange agent must receive certificates for such old notes along with the letter of transmittal;

         o the exchange agent must receive a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at The Depository Trust Company, before the end of the exchange offer; or

         o the holder must comply with the guaranteed delivery procedures described below.

         Holders who do not withdraw their tenders before the exchange offer ends will have agreed with the terms and conditions discussed in this prospectus and in the letter of transmittal.

         Holders select the method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent at their own risk. We recommend that holders use a properly insured overnight or hand delivery service, instead of the mails. Holders should allow sufficient time to assure delivery to the exchange agent before the end of the offer. Holders must not send a letter of transmittal or old notes to Pegasus. Holders may ask their respective brokers, dealers, commercial banks, trust companies or nominees to complete the transaction for them.

         Any beneficial owner(s) whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on its behalf. If the beneficial owner wishes to tender on such owner's own behalf, the owner must, before completing and executing the letter of transmittal and delivering the owner's old notes, either register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         An eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal described below unless the old notes are tendered:

         o by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

         o for the account of an eligible institution.

         The following are eligible institutions:

         o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or

         o an eligible guarantor institution within the meaning of SEC Rule 17Ad-15 which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

         If a person other than the registered holder of any old notes signs the letter of transmittal, such old notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on the notes.

         If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity is signing the letter of transmittal or any old notes or bond powers, such person should so indicate when signing. Unless we waive this requirement, such persons should submit evidence of their authority with the letter of transmittal.

         The exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company's system may tender old notes through The Depository Trust Company's Automated Tender Offer Program.

         We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We may reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.

         Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding. A holder must cure any defects or irregularities in connection with tenders of old notes within such time as we shall determine. Although we intend to notify holders of such defects or irregularities, no one will incur any liability for failure to notify. A tender will not be effective until the holder has cured or we have waived any defects or irregularities.

         While we have no present plan to acquire or file a registration statement for any old notes which holders do not tender in this exchange offer, we reserve the right to purchase or make offers for any old notes that remain outstanding after the offer expires or after we terminate it. We may do this in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

         By tendering, each holder will represent to us, among other things, that the holder:

         o is acquiring the new notes in the ordinary course of business;

         o has no arrangement or understanding with any person to participate in the distribution of new notes;

         o acknowledges and agrees that any broker-dealer registered under the Exchange Act or participating in the exchange offer for the purposes of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

         o understands that a secondary resale transaction described above and any resales of new notes it obtains in exchange for old notes it acquires directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of SEC Regulation S-K; and

         o is not our affiliate, as defined in SEC Rule 405.

         If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. However, by so acknowledging and by delivering a prospectus, the holder will not admit that it is an underwriter within the meaning of the Securities Act.

Return of Old Notes

         If we reject any tendered old notes or if holders withdraw old notes or submit them for a greater principal amount than the holders desire to exchange, we will return old notes without expense to the tendering holder as promptly as practicable. If the holder tenders by book-entry transfer into the exchange agent's account at The Depository Trust Company, such old notes will be credited to an account maintained with The Depository Trust Company.

Book-Entry Transfer

         The exchange agent will request to establish an account for the old notes at The Depository Trust Company. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of old notes by causing the depositary to transfer such old notes into the exchange agent's account at The Depository Trust Company. Although holders may deliver old notes through book-entry transfer, holders must transmit, and the exchange agent must receive, the letter of transmittal, with any required signature guarantees and any other required documents at the address given below on or before the end of this offer or under the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

         Holders who wish to tender their old notes and whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the end of the exchange offer, may effect a tender if:

         o the holder tenders through an eligible institution.

         o before the end of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us. This form must set forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered. This form must further state that a tender is being made and guaranteeing that, within five business days after the expiration of this offer, an eligible institution will deposit the letter of transmittal together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal with the exchange agent.

         o the exchange agent receives within five business days of the end of the offer such properly executed letter of transmittal or facsimile thereof, and as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal.

         Upon request, the exchange agent will send a notice of guaranteed delivery to holders who wish to tender their old notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

         Except as this prospectus otherwise provides, holders may withdraw tenders of old notes at any time before the exchange offer ends.

         For the withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below before the ending of the offer. The notice of withdrawal must:

         o specify the name of the person who deposited the old notes to be withdrawn;

         o identify the old notes to be withdrawn including the certificate number or numbers and principal amount of such old notes; and

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered including any required signature guarantees.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. We will deem notes withdrawn not to have been validly tendered for purposes of the exchange offer. No new notes will be issued with respect to withdrawn tenders unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above at any time before the offer ends.

Conditions

         If the exchange offer violates applicable law, rule or regulation or an applicable interpretation of the staff of the SEC, we will not accept for exchange any old notes and may end the exchange offer before we accept any old notes. If we determine that any of these violations may be present, we can extend or amend the exchange offer and attempt to cure the problem. See The Exchange Offer -- Expiration; Extensions; Amendments above for a discussion of the relevant procedures.

Registration Rights Agreement

         Shelf Registration

         We are making this exchange offer according to procedures that the SEC has approved in various no action letters. Those procedures have some exceptions, and it is possible that the SEC may change them. In certain instances, we must file a shelf registration statement to cover resales of the old notes by the holders who satisfy certain conditions. For example, we must file a shelf registration if we cannot consummate this exchange offer because it is or becomes illegal or against public policy or if any holder of transfer restricted securities notifies us within the specified time period that:

         o SEC policy or law prevents the holder from participating in the exchange offer; or

         o it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not legally available for such resales; or

         o it is a broker-dealer and owns notes acquired directly from us or our affiliate.

         We are also obligated to use our best efforts to cause the SEC to declare the shelf registration effective as promptly as possible. For this purpose, transfer restricted securities means each old note until the earliest to occur of:

         o the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

         o following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or before the date of such sale a copy of this prospectus, as it may be amended or supplemented;

         o the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

         o the date on which such note is distributed to the public under SEC Rule 144.

         Liquidated Damages

         The registration rights requires us to pay liquidated damages to the holders of transfer restricted securities if any of the following happen:

         o We do not file the shelf registration statement described in the preceding section by the time required, or it does not become effective by the time required.

         o This prospectus or the prospectus contained in the shelf registration statement, if we are required to file it, ceases to be usable to sell notes during the periods specified in the registration rights agreement.

         During the first 90-day period immediately following the occurrence of one of these events, the liquidated damages will be $.05 per week per $1,000 aggregate principal amount of transfer restricted notes. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 aggregate principal amount of transfer restricted notes with respect to each subsequent 90-day period until we have cured all of the events described above. There is a maximum amount of liquidated damages of $.30 per week per $1,000 aggregate principal amount of notes.

         We will require holders of notes to make certain representations to participate in the exchange offer. We will also require the holders to deliver information for the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their old notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages.

         Termination of Registration Rights

         All rights under the registration rights agreement including registration rights of holders of the old notes eligible to participate in the exchange offer will end upon consummation of the exchange offer except with respect to our continuing obligations:

         o to indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act;

         o to provide, upon the request of any holder of transfer-restricted securities, the information required by SEC Rule 144A(d)(4) to permit resales of such old notes under SEC Rule 144A;

         o to use our best efforts to keep this registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted securities by broker-dealers for a period of one year from the date on the cover of this prospectus; and

         o to provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of one year from the date on the cover of this prospectus.

Exchange Agent

         We have appointed First Union National Bank as exchange agent. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to First Union National Bank as follows:

By Mail:                           By Hand/Overnight Express:            By Facsimile:

First Union National Bank          First Union National Bank             (704) 590-7628
1525 West W.T. Harris Blvd., 3C3   1525 West W.T. Harris Blvd., 3C3      To confirm receipt:
Charlotte, NC  28288               Charlotte, NC  28262                  (704) 590-7408
Attention:  Michael Klotz          Attention:  Michael Klotz

Fees and Expenses/Accounting Treatment

         We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, we may make additional solicitation by telegraph, telephone or in person by officers and our regular employees and our affiliates.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

         We will pay the cash expenses we incur from the exchange offer. The expenses are estimated in the aggregate to be approximately $115,000. Such expenses include registration fees, fees and expenses of the exchange agent and the indenture trustee, accounting and legal fees and printing costs, among others. We will amortize the expenses over the term of the new notes.

         We will pay all transfer taxes, if any, applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange of the old note, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If the tendering holder does not submit satisfactory evidence of payment of such taxes or exemption therefrom with the letter of transmittal, we will bill the taxes directly to such tendering holder.

  Material United States Federal Income Tax Consequences of the Exchange Offer

         It is the opinion of Drinker Biddle & Reath LLP, counsel to Pegasus, that the material federal income tax consequences to persons whose old notes are exchanged for new notes in the exchange offer are as follows, subject to the limitations and qualifications set forth below.

         The new notes should not be considered to differ materially either in kind or in extent from the old notes. Therefore, the exchange of the new notes for the old notes should not be treated as an exchange for federal income tax purposes under Section 1001 of the Internal Revenue Code, and Treasury Regulation Section 1.1001-3. As a result, no material federal income tax consequences should result to persons exchanging old notes for new notes

         If, however, the exchange of old notes for new notes were treated as a taxable event, that transaction should constitute a recapitalization for federal income tax purposes, and note owners would not recognize any gain or loss upon such exchange.

         The foregoing opinion is based upon the current provisions of the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view. Pegasus has not sought and will not seek a ruling from the Internal Revenue Service. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify these statements or conclusions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain note owners, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules we have not discussed in this prospectus. As a result, each owner of old notes should consult his or her own tax advisor with respect to the particular tax consequences of exchanging his or her old notes for new notes, including the applicability and effect of any federal, state, local and foreign tax laws.

                              Description of Notes

         You can find the definition of certain terms used in this description under the subheading --Certain Definitions. In this Description of Notes section, the word "Pegasus" refers only to Pegasus Communications Corporation and not to any of its subsidiaries.

         Pegasus issued the old notes under an indenture between itself and First Union National Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

         The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of these notes. To get a copy of the indenture, refer above to the caption Where You Can Find More Information.

Brief Description of the Notes and Possible Guarantees

         The notes will rank senior in right of payment to all subordinated indebtedness of Pegasus and will rank equally in right of payment with all senior indebtedness of Pegasus.

         Substantially all operations of Pegasus are conducted through its subsidiaries and, therefore, Pegasus is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. On the date of issuance of the notes, none of Pegasus' subsidiaries will guarantee the notes. However, Pegasus' subsidiaries may be required to unconditionally guarantee notes on a senior unsecured basis in the cases described below under the subheading - Subsidiary Guarantees. If this happens, any right of Pegasus to receive assets of any of its subsidiaries that do not guarantee the notes will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

Principal, Maturity and Interest

         The total principal amount of the notes will be a maximum of $155.0 million. Pegasus will issue the notes in denominations and integral multiples of $1,000. The notes will mature on August 1, 2007.

         Interest on these notes will accrue at the rate of 12 1/2% per annum and will be payable semi-annually in arrears on August 1 and February 1, commencing on February 1, 2000, to holders of record on the immediately preceding July 15 and January 15, respectively.

         Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

         If a holder gives wire instructions to Pegasus, Pegasus will wire all principal, premium, interest and liquidated damages, if any, in accordance with the holder's instructions. All other payments of principal, premium, interest and liquidated damages, if any, on the notes will be payable at the office or agency of Pegasus maintained for such purpose within the City and State of New York. At the option of Pegasus, payment of interest and liquidated damages, if any, may be made by check mailed to the holders of the notes. Until otherwise designated by Pegasus, Pegasus' office or agency in New York will be the office of the trustee maintained for such purpose.

Optional Redemption

         Until August 1, 2000, Pegasus may, on any one or more occasions, use the net proceeds of one or more public equity offerings to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 112.500% of the principal amount of the notes redeemed, plus accrued and unpaid interest and liquidated damages, to the date of redemption. Pegasus may only do this if:

         o after any such redemption, the aggregate principal amount of the notes outstanding (excluding notes held by Pegasus and its subsidiaries) equals at least 65% of the notes issued in the exchange offer; and

         o each redemption occurs within 90 days of the date of closing of the related equity offering.

         Except as described in the preceding paragraph, the notes will not be redeemable at Pegasus' option prior to August 1, 2003. The notes may be redeemed, in whole or in part, at the option of Pegasus on or after August 1, 2003, at the redemption prices specified below, together with accrued and unpaid interest and any liquidated damages, to the date of redemption, upon not less than 30 nor more than 60 days' notice, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                            Redemption
            Year                                Price (as % of Principal Amount)
            ----                                --------------------------------
            2003..............................               106.250%
            2004..............................               104.167%
            2005..............................               102.083%
            2006 and thereafter...............               100.000%


Selection and Notice

         If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

         o if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         o if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

         No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount that is to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

         Pegasus is not required to make mandatory redemption or sinking fund payments with respect to the notes.


Repurchase at the Option of Holders

         Change of Control

         If a change of control of Pegasus occurs, each holder of notes will have the right to require Pegasus to repurchase all or any part equal to $1,000 or an integral multiple thereof of such holder's notes in connection with the change of control offer. In a change of control offer, Pegasus will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes purchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Within ten days following any change of control, Pegasus will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to repurchase notes under the procedures required by the indenture and described in the notice. Pegasus will comply with the requirements of SEC Rule 14e-1 and any other applicable securities laws and regulations in connection with the repurchase of the notes as a result of a change of control.

         On the change of control payment date, Pegasus will:

         (1) accept for payment all notes or portions thereof properly tendered under the change of control offer;

         (2) deposit with the paying agent, an amount equal to the change of control payment in respect of all notes or portions thereof so tendered; and

         (3) deliver or cause to be delivered to First Union National Bank the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions being purchased by Pegasus.

         The paying agent will promptly mail to each holder of notes so tendered the change of control payment for such notes, and First Union National Bank will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered. Pegasus will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

         The provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require that Pegasus repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         The definition of "change of control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Pegasus and its restricted subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, it is uncertain whether a holder of notes has the ability to require Pegasus to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Pegasus and its restricted subsidiaries taken as a whole to another person or group.

         The publicly held debt securities and bank credit facilities of Pegasus' subsidiaries restrict them from paying dividends or making other distributions to Pegasus. Thus, if a change of control occurs, Pegasus could seek the consent of its subsidiaries' lenders to provide funds to Pegasus for the purchase of the notes or could attempt to refinance the borrowings that contain such restrictions. If Pegasus does not obtain such a consent or repay such borrowings, it will likely not have the financial resources to purchase the notes, and its subsidiaries will be restricted in paying dividends to Pegasus for the purpose of such purchase. In any event, we cannot assure you that Pegasus' subsidiaries will have the resources available to make any such dividend or distribution. In addition, any future credit agreements or other agreements relating to indebtedness to which Pegasus becomes a party may prohibit it from purchasing any notes before their maturity, and may also provide that certain change of control events with respect to Pegasus would constitute a default under these agreements. If a change of control occurs at a time when Pegasus is prohibited from purchasing notes, it could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Pegasus does not obtain such a consent or repay such borrowings, it will remain prohibited from purchasing the notes. If this happens, Pegasus' failure to purchase tendered notes would constitute an event of default under the indenture.

         Pegasus will not be required to make a change of control offer if a change of control occurs if a third party makes the change of control offer according to the requirements contained in the indenture and purchases all notes validly tendered and not withdrawn under such change of control offer.

Asset Sales

         Pegasus will not, and will not permit any of its restricted subsidiaries to, consummate an asset sale unless:

         (1) Pegasus or the restricted subsidiary, as the case may be, receives consideration at the time of such asset sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of ;

         (2) the fair market value is determined by Pegasus' board of directors and evidenced by a resolution set forth in an officer's certificate; and

         (3) at least 85% of the consideration received by Pegasus or the restricted subsidiary is in the form of cash. For purpose of this provision, each of the following shall be treated as cash:

              (a) any liabilities as shown on Pegasus' or the restricted subsidiary's most recent balance sheet or in the notes thereto, other than liabilities that are by their terms subordinated to the notes or any guarantees of the notes that are assumed by the transferee of any such assets; and

              (b) any securities, notes or other obligations received by Pegasus or the restricted subsidiary from a transferee that are contemporaneously converted by Pegasus or the restricted subsidiary into cash to the extent of the cash received.

         However, Pegasus and its restricted subsidiaries may engage in asset swaps which shall not constitute asset sales for purposes of this covenant. Pegasus may do this if, immediately after giving effect to the asset swap, Pegasus would be permitted to incur at least $1.00 of additional indebtedness under the indebtedness to adjusted operating cash flow ratio set forth in the first paragraph of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock.

         Within 180 days after the receipt of any net proceeds from an asset sale, Pegasus or the applicable restricted subsidiary may apply the net proceeds to:

         (1) permanently reduce indebtedness outstanding under any bank facility and to permanently reduce the commitments thereunder by a corresponding amount;

         (2) permanently reduce indebtedness of any of Pegasus' restricted subsidiaries; or

         (3) the acquisition by Pegasus or any of its restricted subsidiaries of another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a permitted business. However, if Pegasus or the restricted subsidiary enters into a legally binding agreement with an entity that is not an affiliate of Pegasus to reinvest the net proceeds in accordance with this clause within 180 days after the receipt of the proceeds, the provisions of this covenant will be satisfied so long as the binding agreement is consummated within one year after the receipt of the net proceeds.

If a legally binding agreement to reinvest the net proceeds is terminated, then Pegasus may, within 360 days of the asset sale, apply the net proceeds as provided in clauses (1), (2) or (3) of this paragraph without regard to the condition contained in clause (3) of this paragraph. Pending the final application of any such net proceeds, Pegasus or the applicable restricted subsidiary may temporarily reduce indebtedness under any bank facility or otherwise invest the net proceeds in any manner that is not prohibited by the indenture. A reduction of indebtedness under any bank facility is not permanent for purposes of clause (1) of this paragraph if an amount equal to the amount of such reduction is reborrowed and used to make an acquisition described in clause
(3) of this paragraph within the time period specified in this covenant.

         Any net proceeds from asset sales that are not applied or invested as provided above will be deemed to constitute excess proceeds. Within five days of each date on which the aggregate amount of excess proceeds exceeds $10 million, Pegasus will be required to make an offer to all holders of notes and the holders of the other Pegasus debt that ranks equally in right of payment to the notes, to the extent required by the terms thereof to purchase the maximum principal amount of notes and the other Pegasus debt that ranks equally in right of payment to the notes that may be purchased out of the excess proceeds. Pegasus will make this offer at a price in cash in an amount equal to 100% of the principal amount of the notes and debt plus, in each case, accrued and unpaid interest and liquidated damages, if any, to the date of purchase, in accordance with the procedures set forth in the applicable indenture or the agreements governing the other Pegasus debt that ranks equally in right of payment to the notes. However, Pegasus may only purchase the other Pegasus debt that ranks equally in right of payment to the notes in an asset sale offer that was issued under an indenture having a provision substantially similar to the asset sale offer provision contained in the indenture.

         To the extent that the aggregate amount of notes and the other Pegasus debt that ranks equally in right of payment to the notes tendered under an asset sale offer is less than the excess proceeds, Pegasus may use any remaining excess proceeds for general corporate purposes. If the aggregate principal amount of notes and the other Pegasus debt that ranks equally in right of payment to the notes surrendered exceeds the amount of excess proceeds, First Union National Bank shall select the notes and the other Pegasus debt that ranks equally in right of payment to the notes to be purchased on a pro rata basis, based upon the principal amount thereof surrendered in such asset sale offer. Upon completion of the offer to purchase, the amount of excess proceeds shall be reset at zero.

Certain Covenants

         Restricted Payments

         Pegasus will not, and will not permit any of its restricted subsidiaries to:

         (A) declare or pay any dividend or make any other payment or distribution on account of Pegasus' equity interests, including, without limitation, any payment in connection with any merger or consolidation involving Pegasus;

         (B) declare or pay any dividend or make any payment or distribution on account of any qualified subsidiary stock;

         (C) make any payment or distribution, other than compensation paid to, or reimbursement of expenses of, employees in the ordinary course of business, to or for the benefit of the direct or indirect holders of Pegasus' equity interests or the direct or indirect holders of any qualified subsidiary stock in their capacities as such, other than dividends or distributions payable in equity interests, other than disqualified stock, or additional shares of such qualified subsidiary stock;

         (D) purchase, redeem or otherwise acquire or retire for value any equity interests of Pegasus or any direct or indirect parent of Pegasus other than the equity interests owned by Pegasus or any of its restricted subsidiaries;

         (E) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the notes, except a payment of interest or principal at stated maturity;

         (F) forgive any loan or advance to or other obligation of any affiliate of Pegasus other than a loan or advance to or other obligations of a wholly-owned restricted subsidiary of Pegasus which at the time it was made was not a restricted payment; or

         (G)  make any restricted investment.

         The above payments and other actions described in clauses (A) through
(G) above are considered restricted payments under the indenture unless, at the time of and immediately after the restricted payment is made:

         (1) no default or event of default has occurred and is continuing or would occur as a consequence of the action; and

         (2) Pegasus would be permitted to incur $1.00 of additional indebtedness under the indebtedness to adjusted operating cash flow ratio described in the first paragraph of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock; and

         (3) the restricted payment, together with the aggregate of all other restricted payments made by Pegasus and its restricted subsidiaries after the closing date, excluding restricted payments permitted by clauses (2) and (3) below, is less than the sum of, without duplication, an amount equal to:

              a. the cumulative operating cash flow for the period from the beginning of the first full month commencing after the closing date to the end of Pegasus' most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment, less

              b. 1.4 times Pegasus' cumulative total interest expense for the basket period, plus

              c. 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets constituting or used in a permitted business, 100% of the fair market value of the aggregate net proceeds other than cash, received since the closing date by Pegasus as capital contributions to Pegasus other than from a subsidiary or from the sale by Pegasus other than to a subsidiary of its equity interests, other than disqualified stock, plus

              d. to the extent that any restricted investment that was made after the closing date is sold for cash or otherwise liquidated or repaid for cash, the net proceeds received by Pegasus or a wholly-owned restricted subsidiary upon the sale, liquidation or repayment of such restricted investment, plus

              e. to the extent that any unrestricted subsidiary is designated by Pegasus as a restricted subsidiary, an amount equal to the fair market value of such investment at the time of such designation, plus

              f. 100% of any cash dividends and other cash distributions received by Pegasus from an unrestricted subsidiary, plus

              g.  $2.5 million.

         The preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

         (2) the redemption, repurchase, retirement or other acquisition of any equity interests or subordinated indebtedness of Pegasus in exchange for, or out of the net proceeds of, the substantially concurrent sale, other than to a subsidiary of Pegasus of other equity interests of Pegasus other than any disqualified stock. The amount of any net proceeds that are used for any redemption, repurchase, retirement or other acquisition of this type shall be excluded from clause (3)(c) of the paragraph above;

         (3) the defeasance, redemption or repurchase of indebtedness with the proceeds of a substantially concurrent issuance of permitted refinancing debt in accordance with the provisions of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;

         (4) the payment by Pegasus of advances under the split dollar agreement in an amount not to exceed $250,000 in any four-quarter period;

         (5) the repurchase or redemption from employees of Pegasus and its subsidiaries, other than Marshall W. Pagon, of capital stock of Pegasus in an amount not to exceed an aggregate of $5.0 million since the date of the indenture;

         (6) the payment of dividends on the Series A preferred stock in accordance with the terms of the stock as in effect on the settlement date. However, cash dividends may not be paid on the Series A preferred stock under this clause before July 1, 2002;

         (7) the issuance of subordinated exchange notes in exchange for shares of the Series A preferred stock, if the issuance is permitted by the covenant described below under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;

         (8) cash payments made in lieu of the issuance of subordinated exchange notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect of Series A preferred stock, not to exceed $100,000 in the aggregate in any fiscal year, if Pegasus elects to issue subordinated exchange notes in exchange for Series A preferred stock; and

         (9) cash payments made in lieu of the issuance of additional subordinated exchange notes having a face amount less than $1,000 and any cash payments representing accrued and unpaid interest in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year.

         The amount of all restricted payments other than cash shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued by Pegasus or the applicable restricted subsidiary, net of any liabilities proposed to be assumed by the transferee and novated under a written agreement releasing Pegasus and its subsidiaries. Not later than the date of making any restricted payment, Pegasus shall deliver to First Union National Bank an officers' certificate stating that the restricted payment is permitted. The officers' certificate will also set forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon Pegasus' latest available financial statements.

         The board of directors may designate any restricted subsidiary to be an unrestricted subsidiary if the designation would not cause a default or an event of default under the indenture. For purposes of making this determination, all outstanding investments by Pegasus and its restricted subsidiaries in the subsidiary so designated shall be deemed to be restricted payments at the time of the designation, valued as set forth below, and shall reduce the amount available for restricted payments under the first paragraph of this covenant. All outstanding investments shall be deemed to constitute investments in an amount equal to the fair market value of the investments at the time of the designation. The designation shall only be permitted if the restricted payment would be permitted at the time and if the restricted subsidiary would otherwise meet the definition of an unrestricted subsidiary.

         Incurrence of Indebtedness and Issuance of Preferred Stock

         Pegasus will not, and will not permit any of its subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, for any indebtedness, including acquired debt. Pegasus also shall not, and shall not permit any subsidiary guarantor to, issue any disqualified stock and shall not permit any of its restricted subsidiaries that are not subsidiary guarantors to issue any shares of preferred stock other than qualified subsidiary stock. However, Pegasus or a restricted subsidiary may incur indebtedness, including acquired debt, or issue shares of preferred stock including disqualified stock if:

         o Pegasus' indebtedness to adjusted operating cash flow ratio as of the date on which the indebtedness is incurred or the preferred stock or disqualified stock is issued would have been 7.0 to 1 or less, calculated as if the additional indebtedness had been incurred, or the disqualified stock or preferred stock had been issued, as of the date of the calculation; and

         o  no default or event of default would occur as a result.

         Pegasus will not, and will not permit any subsidiary guarantor to incur any indebtedness that is contractually subordinated to any other indebtedness of Pegasus or of the subsidiary guarantor, unless the indebtedness is also contractually subordinated to the notes or the subsidiary guarantee of the subsidiary guarantor on substantially identical terms. However, no indebtedness will be deemed to be contractually subordinated to any other indebtedness solely by virtue of being unsecured.

         The preceding provisions do not apply to the following, which is permitted debt:

         (1) the incurrence by Pegasus' unrestricted subsidiaries of non-recourse debt or the issuance by unrestricted subsidiaries of preferred stock. However, if any such indebtedness of an unrestricted subsidiary ceases to be non-recourse debt or any preferred stock becomes preferred stock other than qualified subsidiary stock of a restricted subsidiary, these events shall be deemed to constitute an incurrence of indebtedness by, or an issuance of preferred stock other than qualified subsidiary stock of a restricted subsidiary of Pegasus;

         (2) Pegasus' or any of its restricted subsidiaries' incurring indebtedness under one or more bank facilities if the aggregate principal amount at any time outstanding incurred under this clause does not exceed $50 million;

         (3) Pegasus' and its restricted subsidiaries' incurrence of the existing indebtedness;

         (4) Pegasus' incurrence of indebtedness under the subordinated exchange notes to pay interest on outstanding subordinated exchange notes;

         (5)  indebtedness under the notes and the subsidiary guarantees;

         (6) Pegasus or any of its wholly-owned restricted subsidiaries incurring intercompany indebtedness. However:

              (a) if Pegasus or a subsidiary guarantor is the obligor on the indebtedness, the indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes or the subsidiary guarantee of the subsidiary guarantor; and

              (b) any subsequent issuance or transfer of equity interests that result in any indebtedness being held by a person other than Pegasus or a wholly-owned restricted subsidiary of Pegasus shall be deemed to constitute an incurrence of indebtedness by Pegasus or the restricted subsidiary; and

              (c) any sale or other transfer of indebtedness to a person that is not either Pegasus or a wholly-owned restricted subsidiary of Pegasus shall be deemed, to constitute an incurrence of such indebtedness by Pegasus or the restricted subsidiary;

         (7) Pegasus or any of its restricted subsidiaries incurring indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of Pegasus or a restricted subsidiary, in an aggregate principal amount not to exceed $7.5 million at any time outstanding. This includes all permitted refinancing debt incurred under clause (8) below to refund, replace or refinance any indebtedness incurred under this clause;

         (8) Pegasus or any of its restricted subsidiaries incurring permitted refinancing debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, indebtedness other than intercompany indebtedness permitted by the indenture;

         (9) Pegasus or any restricted subsidiaries incurring indebtedness in addition to indebtedness permitted by any other clause of this paragraph in an aggregate principal amount at any time outstanding, including all permitted refinancing debt incurred under clause (8) above to refund, replace or refinance any indebtedness incurred under this clause, not to exceed $7.5 million; and

         (10) Pegasus' or any restricted subsidiary's guarantee of indebtedness of Pegasus or a subsidiary of Pegasus that another provision of this covenant permits.

         For purposes of determining compliance with this covenant, if an item of indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (10) above, or if the first paragraph of this covenant permits it to be incurred and it also meets the criteria of one or more of the categories of permitted debt described in clauses
(1) through (10) above, Pegasus shall, in its sole discretion, classify the item of indebtedness in any manner that complies with this covenant. It may also from time to time reclassify the item of indebtedness in any manner in which the item could be incurred at the time of the reclassification. For purposes of this paragraph, indebtedness includes disqualified stock and preferred stock of subsidiaries. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of indebtedness for purposes of this covenant.

         Limitation of Certain Subsidiary Indebtedness and Preferred Stock

         Pegasus will not, and will not permit any of its restricted subsidiaries to incur any indebtedness other than eligible indebtedness. It will also not permit any issuance of disqualified stock. However, any restricted subsidiary that is a subsidiary guarantor may incur indebtedness whether or not the indebtedness is eligible indebtedness or issue disqualified stock if it is permitted under the covenant described above under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock. However, Pegasus will not permit any of its restricted subsidiaries to incur any indebtedness represented by senior secured bonds or other senior secured securities, unless the subsidiary is a subsidiary guarantor and its subsidiary guarantee is secured on an equal and ratable basis with the other senior secured bonds or senior secured securities.

         Liens

         Pegasus will not, and will not permit any of its restricted subsidiaries to create, incur, assume or allow any lien on any asset now owned or later acquired, or any income or profits from the asset, or assign or convey any right to receive income from the asset, except liens permitted under the indenture.

         Dividend and Other Payment Restrictions Affecting Subsidiaries

         Pegasus will not, and will not permit any of its restricted subsidiaries to create or otherwise cause or allow any encumbrance or restriction on the ability of any restricted subsidiary to:

         (1) pay dividends or make any other distributions to Pegasus or any of its restricted subsidiaries on its capital stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Pegasus or any of its restricted subsidiaries;

         (2) make loans or advances to Pegasus or any of its restricted subsidiaries; or

         (3) transfer any of its properties or assets to Pegasus or any of its restricted subsidiaries.

         However, the restrictions above will not apply to encumbrances or restrictions existing under or by reason of:

         (1) the terms of any indebtedness permitted by the indenture to be incurred by any subsidiary of Pegasus if the indebtedness permits the payment of cash dividends to Pegasus in an amount sufficient to enable Pegasus to make payments of:

              (a) interest required to be paid in respect of the notes;

              (b) interest required to be paid in respect of the 1997 notes and the 1998 notes; and

              (c) after July 1, 2002, dividends required to be paid in respect of the Series A preferred stock and interest required to be paid in respect of the subordinated exchange notes, if issued, in each case, in accordance with the terms of each except during the continuance of a default or event of default under the other indebtedness;

         (2) existing indebtedness or the Pegasus Media & Communications, Inc. credit facility;

         (3) the indenture, the notes, the subsidiary guarantees, the 1997 indenture, the 1997 notes and the 1997 notes subsidiary guarantees, the 1998 indenture, the 1998 notes and the 1998 notes subsidiary guarantees;

         (4)  applicable law;

         (5) any instrument governing indebtedness or capital stock of a person acquired by Pegasus or any of its restricted subsidiaries as in effect at the time of the acquisition except if the indebtedness was incurred in connection with or in contemplation of the acquisition, and the encumbrance or restriction is not applicable to any person, properties or assets, other than the acquired person and its subsidiaries, or their property or assets so acquired;

         (6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practices; or

         (7) any agreement for the sale of any subsidiary or its assets that restricts distributions by that subsidiary pending its sale.

         Merger, Consolidation or Sale of Assets

         Pegasus will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, person or entity unless:

         (1) Pegasus is the surviving corporation or the entity or the person formed by or surviving the consolidation or merger, if other than Pegasus, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (2) the entity or person formed by or surviving the consolidation or merger, if other than Pegasus, or the entity or person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Pegasus under the notes, the indenture and the registration rights agreement under a supplemental indenture in a form reasonably satisfactory to First Union National Bank;

         (3) immediately after the transaction no default or event of default exists;

         (4) Pegasus is able to incur at least $1.00 of additional indebtedness under the indebtedness to adjusted operating cash flow ratio set forth in the first paragraph of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock. This also applies to any entity or person formed by or surviving the consolidation or merger or to which the sale was made; and

         (5) each subsidiary guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its subsidiary guarantee shall apply to such person's obligations under the indenture, the notes and the Registration Rights Agreement.

         Transactions with Affiliates

         Pegasus will not, and will not permit any of its restricted subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate unless:

         (1) the affiliate transaction is on terms as favorable to Pegasus or the relevant restricted subsidiary as those that would have been obtained in a comparable transaction by Pegasus or the restricted subsidiary with an unrelated person, and

         (2) Pegasus delivers to First Union National Bank with respect to the affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of:

              (a) $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that the affiliate transaction complies with clause (1) above and that the affiliate transaction has been approved by a majority of the disinterested members of the board of directors and a majority of the independent directors; and

              (b) $5.0 million, an opinion as to the fairness to Pegasus or the restricted subsidiary of the affiliate transaction from a financial point of view issued by an investment banking firm of national standing. However, Pegasus shall not, and shall not permit any of its restricted subsidiaries to, engage in any affiliate transaction involving aggregate consideration in excess of $1.0 million at any time that there is not at least one independent director on Pegasus' board of directors.

         The following will not be affiliate transactions and not subject to the restrictions just described:

         o any employment agreement entered into by Pegasus or any of its restricted subsidiaries in the ordinary course of business and consistent with the past practice;

         o transactions between or among Pegasus and/or its restricted subsidiaries;

         o the payment of any dividend on, or the issuance of additional subordinated exchange notes in exchange for, the Series A preferred stock, if the dividends are paid on a pro rata basis and the additional subordinated exchange notes are issued in accordance with the certificate of designation; and

         o transactions permitted by the provisions of the covenant described under the caption Certain Covenants -- Restricted Payments.

         Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries


         Pegasus will not, and will not permit any wholly-owned restricted subsidiary to, transfer, convey, sell or otherwise dispose of any capital stock of any wholly-owned restricted subsidiary to any person other than Pegasus or a wholly-owned restricted subsidiary unless:

         (1) the transfer, conveyance, sale, lease or other disposition is of all the capital stock of such wholly-owned restricted subsidiary; and

         (2) the cash net proceeds from the transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption Repurchase at the Option of Holders -- Asset Sales.

         In addition, Pegasus shall not permit any wholly-owned restricted subsidiary to issue any of its equity interests other than, if necessary, shares of its capital stock constituting directors' qualifying shares to any person other than to Pegasus or a wholly-owned restricted subsidiary.

Subsidiary Guarantees

         Pegasus will not permit any restricted subsidiary to guarantee the payment of any of its indebtedness or any indebtedness of any subsidiary guarantor unless:

         (1) the restricted subsidiary which is not a subsidiary guarantor simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the notes;

         (2) if the guaranteed debt is by its express terms subordinated in right of payment to the notes or the subsidiary guarantee of the obligor, the guarantee of the subsidiary guarantor with respect to the guaranteed debt shall be subordinated in right of payment to the subsidiary guarantor's subsidiary guarantee with respect to the notes substantially to the same extent as the guaranteed debt is subordinated to the notes or the subsidiary guarantee of the obligor;

         (3) the restricted subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Pegasus or any other restricted subsidiary as a result of any payment by the restricted subsidiary under its subsidiary guarantee; and

         (4) the restricted subsidiary shall deliver to First Union National Bank an opinion of counsel to the effect that the subsidiary guarantee of the notes:

              (A) has been duly executed and authorized; and

              (B) constitutes a valid, binding and enforceable obligation of the restricted subsidiary, except as enforcement of it may be limited by bankruptcy, insolvency or similar laws including, all laws relating to fraudulent transfers and except insofar as enforcement is subject to general principles of equity.

         No subsidiary guarantor may consolidate with or merge with or into another corporation, person or entity whether or not affiliated with the subsidiary guarantor unless:

         (1) subject to the provisions of the following paragraph, the person formed by or surviving the consolidation or merger, if other than the subsidiary guarantor, assumes all the obligations of the subsidiary guarantor under a supplemental indenture under the notes, the indenture and the registration rights agreement;

         (2) immediately after the transaction, no default or event of default exists; and

         (3) Pegasus would be permitted to incur $1.00 of additional indebtedness under the indebtedness to adjusted operating cash flow ratio described in the first paragraph of the covenant described above under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock.

         If a sale or other disposition of all of the assets or capital stock of any subsidiary guarantor, by way of merger, consolidation or otherwise occurs, then the subsidiary guarantor or the corporation acquiring the property, will be released and relieved of any obligation under its subsidiary guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

         Any subsidiary guarantor that is designated as an unrestricted subsidiary under the indenture will be released and relieved of its obligations under its subsidiary guarantee for so long as the subsidiary is so designated.

No Amendment to Subordination Provisions

         Without the consent of each holder of notes outstanding, Pegasus will not amend, modify or alter the subordinated exchange note indenture in any way that will:

         (1) increase the rate of or change the time for payment of interest on any subordinated exchange notes;

         (2) increase the principal of, advance the final maturity date of or shorten the weighted average life to maturity of any subordinated exchange notes;

         (3) alter the redemption provisions or the price or terms at which Pegasus is required to offer to purchase the subordinated exchange notes in a manner that would be adverse to any holder of notes; or

         (4)  amend the subordination provisions of the subordinated exchange note indenture.

Reports

         Whether or not required by the SEC, so long as any notes are outstanding, Pegasus will furnish to the holders of notes within the time periods specified in the SEC's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Pegasus were required to file such forms, including the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report thereon by Pegasus' certified independent accountants; and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if Pegasus were required to file such reports, in each case.

         In addition, whether or not required by the SEC, Pegasus will file a copy of all such information and reports with the SEC for public availability within the time periods set forth in the SEC's rules and regulations unless the SEC rejects the filing. Pegasus will also make this information available to securities analysts and prospective investors upon request.

         In addition to the financial information required by the Exchange Act, each such quarterly and annual report shall to contain summarized financial information, as defined in SEC Rule 1-02(aa)(1) of Regulation S-X, showing adjusted operating cash flow for Pegasus and its restricted subsidiaries, on a consolidated basis. Pegasus' adjusted operating cash flow will be calculated in a manner consistent with the manner described under the definition of adjusted operating cash flow in this prospectus. Pegasus may include summarized financial information in the footnotes to audited consolidated financial statements or its unaudited quarterly financial statements. The statements will be as of the same dates and for the same periods as the consolidated financial statements of Pegasus and its subsidiaries required under the Exchange Act. In addition, Pegasus has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered under SEC Rule 144A(d)(4).

Events of Default and Remedies

         Each of the following constitutes an event of default under the indenture:

         (1) default for 30 days in the payment of interest and liquidated damages, if any, on the notes when due;

         (2) default in payment when due of the principal of or premium, on the notes;

         (3) failure by Pegasus or any subsidiary to comply with the provisions described under the captions:

              o   Repurchase at the Option of Holders-- Change of Control,

              o   Repurchase at the Option of Holders-- Asset Sales,

              o   Certain Covenants-- Restricted Payments,

              o Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock, or

              o   Certain Covenants -- Merger, Consolidation or Sale of Assets;

         (4) failure by Pegasus or any subsidiary for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Pegasus or any of its restricted subsidiaries or the payment of which is guaranteed by Pegasus or any of its restricted subsidiaries, whether the indebtedness or guarantee now exists, or shall be later created, and the default:

              (a) is caused by a failure to pay principal of or premium, if any, or interest on the indebtedness before the expiration of the grace period provided in the indebtedness on the date of the default; or

              (b) results in the acceleration of the indebtedness before its express maturity and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

         (6) failure by Pegasus or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $5.0 million, which are not paid, discharged or stayed for a period of 60 days;

         (7) certain events of bankruptcy or insolvency with respect to Pegasus or any restricted subsidiary that would constitute a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary; and

         (8) the termination of any subsidiary guarantee for any reason not permitted by the indenture, or the denial by any subsidiary guarantor or any person acting on behalf of any subsidiary guarantor of such subsidiary guarantor's obligations under its respective subsidiary guarantee.

         If any event of default occurs and is continuing, First Union National Bank or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and liquidated damages, on the notes shall be due and payable immediately.

         However, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Pegasus, any restricted subsidiary that would constitute a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct First Union National Bank in its exercise of any trust or power. First Union National Bank may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest or liquidated damages, if any, if it determines that withholding notice is in their interest.

         In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Pegasus with the intention of avoiding payment of the premium that Pegasus would have had to pay if it then had elected to redeem the notes under the optional redemption provisions of the indenture, Pegasus will have to pay an equivalent premium to the extent lawful upon the acceleration of the notes. If an event of default occurs before August 1, 2003 by reason of any willful action or inaction taken or not taken by or on behalf of Pegasus with the intention of avoiding the prohibition on redemption of the notes before August 1, 2003, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to First Union National Bank may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture. However, they may not waive a continuing default or event of default in the payment of principal, interest or premium or liquidated damages, if any, on the notes.

         Pegasus must deliver to First Union National Bank annually a statement regarding compliance with the indenture. As soon as it becomes aware of any default or event of default, Pegasus must deliver to First Union National Bank a statement specifying the default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of Pegasus or any subsidiary guarantor, shall have any liability for any obligations of Pegasus or the subsidiary guarantors under the notes, the subsidiary guarantees or the indenture or for any claim based on these obligations or their creation. Each holder of notes by accepting a note waives and releases these persons from all liability for these obligations. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that this waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         Pegasus may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and have each subsidiary guarantor's obligation discharged with respect to its subsidiary guarantee, which is known as legal defeasance, except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

         (2) Pegasus' obligations with respect to the notes concerning issuing temporary notes, registration of the notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and to hold money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of First Union National Bank, and Pegasus' obligations to First Union; and

         (4)  the legal defeasance provisions of the indenture.

         In addition, Pegasus may, at its option and at any time, elect to have its obligations and each subsidiary guarantor's obligation released with respect to certain covenants that are described in the section of the indenture entitled Covenant Defeasance and thereafter any omission to comply with such obligations shall not constitute a default or event of default with respect to the notes. If covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under Events of Default will no longer constitute an event of default with respect to the notes.

         To exercise either legal defeasance or covenant defeasance:

         (1) Pegasus must irrevocably deposit with First Union National Bank, in trust, for the benefit of the holders of the notes, cash and/or government securities sufficient to pay the principal of, interest and premium and liquidated damages, if any, on the outstanding notes. Pegasus must also specify whether the notes are being defeased to maturity or to a particular redemption date and make payment accordingly;

         (2) in the case of legal defeasance, Pegasus shall have delivered to First Union National Bank an opinion of counsel in the United States reasonably acceptable to First Union National Bank confirming that:

              (A) Pegasus has received from, or the Internal Revenue Service has published a ruling; or

              (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

         (3) in the case of covenant defeasance, Pegasus shall have delivered to First Union National Bank an opinion of counsel reasonably acceptable to First Union National Bank confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

         (4) no default or event of default shall have occurred and be continuing on the date of such deposit other than a default or event of default resulting from the borrowing of funds to be applied to such deposit or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by Pegasus;

         (5) the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument other than the indenture to which Pegasus or any of its subsidiaries is a party or by which Pegasus or any of its subsidiaries is bound;

         (6) Pegasus must have delivered to First Union National Bank an opinion of counsel to the effect that, as of the date of such opinion, the trust funds will not be subject to rights of holders of indebtedness other than the notes. The opinion must state that, assuming no intervening bankruptcy of Pegasus between the date of deposit and the 91st day following the deposit and assuming no holder of notes is an insider of Pegasus, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law;

         (7) Pegasus must deliver to First Union National Bank an officers' certificate stating that the deposit was not made by Pegasus with the intent of preferring the holders of notes over the other creditors of Pegasus with the intent of defeating, hindering, delaying or defrauding creditors of Pegasus or others; and

         (8) Pegasus must deliver to First Union National Bank an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Transfer and Exchange

         A holder may transfer or exchange notes in accordance with the indenture. The registrar and First Union National Bank may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Pegasus may require a holder to pay any taxes and fees required by law or permitted by the indenture. Pegasus is not required to transfer or exchange any note selected for redemption. Also, Pegasus is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

         The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the indenture, the notes or the subsidiary guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. Any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

         Without the consent of each holder affected, an amendment or waiver may not with respect to any notes held by a non-consenting holder:

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption Repurchase at the Option of Holders;

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a default or event of default in the payment of principal of or interest or premium or liquidated damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or premium or liquidated damages, if any, on the notes;

         (7) waive a redemption payment with respect to any note other than a payment required by one of the covenants described above under the caption Repurchase at the Option of Holders;

         (8)  make any change in the foregoing amendment and waiver provisions;
              or

         (9) except as provided under the caption Legal Defeasance and Covenant Defeasance or in accordance with the terms of the indenture or any subsidiary guarantee, release a subsidiary guarantor from its obligations under its subsidiary guarantee or make any change in a subsidiary guarantee that would adversely affect the holders of the notes.

         However, Pegasus, a subsidiary guarantor with respect to a subsidiary guarantee or the indenture to which it is a party, and First Union National Bank may amend or supplement the indenture, the notes or the subsidiary guarantees without the consent of any holder of notes:

         (1)  to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of Pegasus' or any subsidiary guarantor's obligations to holders of notes in the case of a merger or consolidation;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

         (5) to comply with requirements of the SEC to maintain the qualification of the indenture under the Trust Indenture Act or to allow any subsidiary guarantor to guarantee the notes.

Concerning First Union National Bank

         If First Union National Bank becomes a creditor of Pegasus, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. First Union National Bank will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to First Union National Bank, subject to certain exceptions. The indenture provides that in case an event of default shall occur, which shall not be cured, First Union National Bank will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, First Union National Bank will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to First Union National Bank security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

         Depository Procedures

         The following description of the operations and procedures of The Depository Trust Company, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Pegasus takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         The Depository Trust Company has advised Pegasus that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant. Persons who are not participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the participants or indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the participants and indirect participants.

         The Depository Trust Company has also advised Pegasus that, under procedures established by it:

         o upon deposit of the global notes, The Depository Trust Company will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

         o ownership of the interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company, for the participants or by the participants and the indirect participants for other owners of beneficial interest in the global notes.

         Except as described below, owners of interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

         Payments in respect of the principal of, and premium, if any, liquidated damages, if any, and interest on a global note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered holder under the indenture. Under the terms of the indenture, Pegasus and First Union National Bank will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving these payments and for any and all other purposes whatsoever. Consequently, neither Pegasus, First Union National Bank nor any agent of Pegasus or First Union National Bank has or will have any responsibility or liability for:

         o any aspect of The Depository Trust Company's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes, or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

         o any other matter relating to the actions and practices of The Depository Trust Company or any of its participants or indirect participants. The Depository Trust Company has advised Pegasus that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of The Depository Trust Company unless The Depository Trust Company has reason to believe it will not receive payment on such payment date.

         Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants. Payments will not be the responsibility of The Depository Trust Company, First Union National Bank or Pegasus. Neither Pegasus nor First Union National Bank will be liable for any delay by The Depository Trust Company or any of its participants in identifying the beneficial owners of the notes. Pegasus and First Union National Bank may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

         Except for trades involving only Euroclear and Cedel participants, interests in the global notes are expected to be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. Therefore, secondary market trading activity in such interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. See Same Day Settlement and Payment.

         Transfers between participants in The Depository Trust Company will be made in accordance with The Depository Trust Company's procedures, and will be settled in same day funds. Transfers between participants in Euroclear and Cedel will be made in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Cedel participants, on the other hand, will be made through The Depository Trust Company in accordance with its rules on behalf of Euroclear or Cedel, as the case may be. However, these cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines, according to Brussels time, of the system. Euroclear or Cedel, as the case may be, will deliver instructions to its respective depositary to take action to make final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company. Payment will be made or received in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

         The Depository Trust Company has advised Pegasus that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes. Moreover, The Depository Trust Company will take action only in respect of the portion of the aggregate principal amount of the notes as to which the participant has or given direction. However, if there is an event of default under the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

         The Depository Trust Company, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Cedel. However, they are under no obligation to perform or to continue to perform these procedures, and they may be discontinued at any time. Neither Pegasus nor First Union National Bank nor any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

         A global note is exchangeable for certificated notes if:

         (1) The Depository Trust Company notifies Pegasus that it is unwilling or unable to continue as depositary for the global notes and Pegasus thereupon fails to appoint a successor depositary, or

         (2) The Depository Trust Company has ceased to be a clearing agency registered under the Exchange Act;

         (3) Pegasus, at its option, notifies First Union National Bank in writing that it elects to cause the issuance of the certificated notes, or

         (4) there shall have occurred and be continuing a default or event of default with respect to the notes.

         In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon prior written notice given to First Union National Bank by or on behalf of The Depository Trust Company in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures and will bear the applicable restrictive legend referred to in Notice to Investors, unless Pegasus determines otherwise in compliance with applicable law.

Same Day Settlement and Payment

         Payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and liquidated damages, if any, will be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, Pegasus will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to trade on The Depository Trust Company's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by the depositary to be settled in immediately available funds. Pegasus expects that secondary trading in any certificated notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised Pegasus that cash received in Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following The Depository Trust Company's settlement date.

Certain Definitions

         Set forth below are certain defined terms used in the indenture and in the section Description of Notes. You should consult the indenture for full definitions of all these terms.

         1997 Indenture means the indenture, dated as of October 21, 1997, between Pegasus and First Union National Bank, as trustee, governing the terms of the 1997 notes.

         1997 Notes means Pegasus' 9 5/8% senior notes due 2005.

         1997 Notes Subsidiary Guarantees means the guarantees of Pegasus' payment obligations under the 1997 indenture and the 1997 notes, if and when executed by the subsidiaries of Pegasus under the provisions of the 1997 indenture.

         1998 Indenture means the indenture dated November 30, 1998, between Pegasus and First Union National Bank, as trustee, governing the terms of the 1998 notes.

         1998 Notes means Pegasus' 9 3/4% senior notes due 2006.

         1998 Notes Subsidiary Guarantees means the guarantees of Pegasus' payment obligations under the 1998 indenture and the 1998 notes, if and when executed by the Subsidiaries of Pegasus pursuant to the provisions of the 1998 indenture.

         Acquired Debt means, with respect to any specified person:

         (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a subsidiary of such specified person, including, without limitation, indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a subsidiary of such specified person; and

         (2) Indebtedness secured by a lien encumbering any asset acquired by such specified person.

         Adjusted Operating Cash Flow means, for the four most recent fiscal quarters for which internal financial statements are available, operating cash flow of the person and its restricted subsidiaries less direct broadcast satellite cash flow for the most recent four-quarter period plus direct broadcast satellite cash flow for the most recent quarterly period, multiplied by four.

         Affiliate of any specified person means any other person controlling or controlled by or under common control with the specified person. For purposes of this definition, control, including the correlative terms "controlling,"

"controlled by" and "under common control with," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. However, beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

         Asset Sale means:

         (1) the sale, lease, conveyance or other disposition of any assets other than in the ordinary course of business consistent with past practices. However, the sale, lease, conveyance or other disposition of all or substantially all of the assets of Pegasus and its subsidiaries taken as a whole will be governed by the provisions described above under the caption Repurchase at the Option of Holders -- Change of Control and/or the provisions described above under the caption Certain Covenants -- Merger, Consolidation or Sale of Assets and not by the provision of the asset sale covenant; and

         (2) the issue or sale by Pegasus or any of its restricted subsidiaries of equity interests of any of Pegasus' restricted subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions that have a fair market value in excess of $1.0 million or for net proceeds in excess of $1.0 million.

         The following transactions will not be deemed to be asset sales:

         (1) a transfer of assets by Pegasus to a wholly owned restricted subsidiary of Pegasus or by a wholly-owned restricted subsidiary of Pegasus to Pegasus or to another wholly owned restricted subsidiary of Pegasus;

         (2) an issuance of equity interests by a wholly-owned restricted subsidiary of Pegasus to Pegasus or to another wholly-owned restricted subsidiary of Pegasus; and

         (3) a restricted payment that is permitted by the provisions of the covenant described above under the caption Certain Covenants -- Restricted Payments.


         Asset Swap means an exchange of assets by Pegasus or a restricted subsidiary of Pegasus for:

         (1)      one or more permitted businesses;

         (2) a controlling equity interest in any person whose assets consist primarily of one or more permitted businesses; and/or

         (3) long-term assets that are used in a permitted business in a like-kind exchange under Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code.

         Bank Facilities means, with respect to Pegasus or any of its restricted subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         Capital Lease Obligation means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles.

         Capital Stock means:

         (1)      in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests whether general or limited; and

         (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         Cash Equivalents means:

         (1)      United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

         (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

         (4) repurchase obligations with a term of not more than seven days or on demand for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having the highest rating at acquisition obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

         (6) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses
                  (1) through (5) of this definition.

         Certificate of Designation means the certificate of designation, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions thereof of 12 3/4% Series A cumulative exchangeable preferred stock of Pegasus.

         Change of Control means the occurrence of any of the following:

         (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Pegasus and its restricted subsidiaries taken as a whole to any person as that term is used in Section 13(d)(3) of the Exchange Act other than the principal or his related parties;

         (2) the adoption of a plan relating to the liquidation or dissolution of Pegasus;

         (3) the consummation of any transaction, including, without limitation, any merger or consolidation the result of which is that:

                  (A) any person, as defined below, becomes the beneficial owner, as that term is defined in SEC Rules 13d-3 and 13d-5, of more of the voting stock of Pegasus, measured by voting power rather than number of shares, than is at the time beneficially owned by Marshall W. Pagon and his related parties in the aggregate. For purposes of this definition, a person is deemed to own all securities that the person has a right to acquire, whether immediately or at some later time or upon the happening of an event

                  (B) Marshall W. Pagon and his related parties collectively cease to beneficially own, as defined above, voting stock of Pegasus having at least 30% of the combined voting power of all classes of voting stock of Pegasus then outstanding; or

                  (C) Marshall W. Pagon and his affiliates acquire, in the aggregate, beneficial ownership as defined above of more than 66 2/3% of the shares of Class A common stock at the time outstanding; or

                  (D) the first day on which a majority of the members of the board of directors of Pegasus are not continuing directors.

         Closing Date means November 19, 1999, the original date of issuance of the notes.

         Consolidated Net Income means, with respect to any person for any period, the aggregate of the net income of such person and its restricted subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that:

         (1) the net income, but not loss, of any person that is not a subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a wholly-owned restricted subsidiary thereof;

         (2) the net income of any person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded;

         (3) the cumulative effect of a change in accounting principles shall be excluded; and

         (4) the net income of any unrestricted subsidiary shall be excluded, whether or not distributed to Pegasus or one of its subsidiaries.

         Continuing Directors means, as of any date of determination, any member of the board of directors of Pegasus who was a member of the board of directors on the closing date or was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of the nomination or election.

         Cumulative Operating Cash Flow means, as of any date of determination, operating cash flow for Pegasus and its restricted subsidiaries for the period, taken as one accounting period, from the beginning of the first full month commencing after the closing date to the end of the most recently ended fiscal quarter for which internal financial statements are available at the date of determination, plus all cash dividends received by Pegasus or a wholly-owned restricted subsidiary of Pegasus from any unrestricted subsidiary of Pegasus or wholly-owned restricted subsidiary of Pegasus to the extent that such dividends are not included in the calculation of permitted restricted payments under subparagraph (3) of the second paragraph of the covenant described under the caption Certain Covenants -- Restricted Payments by virtue of clause (3) of such subparagraph.

         Cumulative Total Interest Expense means, with respect to Pegasus and its restricted subsidiaries, as of any date of determination, total interest expense for the period, taken as one accounting period, from the beginning of the first full fiscal month commencing after the closing date to the end of the most recently ended fiscal quarter for which internal financial statements are available at such date of determination.

         Digital Television Services Credit Facility means the Second Amended and Restated Credit Agreement, dated as of July 30, 1997, by and among Digital Television Services, LLC, CIBC Oppenheimer Corp., as arranger, Morgan Guaranty Trust Company of New York, as syndication agent, Fleet National Bank, as documentation agent, and Canadian Imperial Bank of Commerce, as administrative agent, as amended through the closing date.

         Direct Broadcast Satellite Cash Flow means income from operations before depreciation, amortization and non-cash incentive compensation to the extent deducted in arriving at income from operations for the satellite segment determined on a basis consistent with the segment data contained in Pegasus' consolidated audited financial statements.

         Disqualified Stock means any capital stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or before the date that is 91 days after the date on which the notes mature unless, in any such case, the issuer's obligation to pay, purchase or redeem such capital stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption Certain Covenants -- Restricted Payments.

         Eligible Indebtedness means any indebtedness other than indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof and indebtedness which is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market, including, without prejudice to the generality of the foregoing, the market for securities eligible for resale under SEC Rule 144A.

         Equity Interests means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

         Existing Credit Facilities means the Digital Television Services credit facility and the Pegasus Media & Communications, Inc. credit facility.

         Existing Indebtedness means all indebtedness of Pegasus and its subsidiaries other than indebtedness under the existing credit facilities in existence on the closing date, until such amounts are repaid.

         Fair Market Value means, with respect to assets or aggregate net proceeds having a fair market value

         (a) of less than $5.0 million, the fair market value of such assets or proceeds determined in good faith by the board of directors of Pegasus including a majority of the independent directors thereof and evidenced by a board resolution; and

          (b) equal to or in excess of $5.0 million, the fair market value of such assets or proceeds as determined by an investment banking firm of national standing.

         However, the fair market value of the assets purchased in an arm's-length transaction by an affiliate of Pegasus, other than a subsidiary, from a third party that is not also an affiliate of Pegasus or such purchaser and contributed to Pegasus within five business days of the consummation of the acquisition of the assets by the affiliate shall be deemed to be the aggregate consideration paid by the affiliate, which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration.

         GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the closing date.

         Global Notes means one or more notes in registered, global form without interest coupons representing the notes that are being exchanged in this offering, and which have been registered with The Depository Trust Company or its nominee.

         Government Securities means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         Guarantee means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, co-borrowing arrangements, letters of credit and reimbursement agreements in respect thereof, of all or any part of any indebtedness.

         Hedging Obligations means, with respect to any person, the obligations of such person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates.

         Indebtedness means, with respect to any person, any indebtedness of such person, whether or not contingent:

         o        in respect of borrowed money; or

         o evidenced by bonds, notes, debentures or similar instruments, or letters of credit or reimbursement agreements in respect of these instruments; or

         o representing any capital lease obligations or the balance deferred and unpaid of the purchase price of any property; or

         o        representing any hedging obligations.

However, indebtedness does not include any balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit and hedging obligations, would appear as a liability upon a balance sheet of the person prepared in accordance with generally accepted accounting principles. It also does not include indebtedness of others secured by a lien on any asset of the person whether or not the indebtedness is assumed by the person and, to the extent not otherwise included, the guarantee by the person of any indebtedness of any other person. The amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. However, the amount outstanding at any time of any indebtedness issued with original issue discount is the full amount of the indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at the time as determined in conformity with generally accepted accounting principles. The amount of any indebtedness outstanding as of any date shall be:

         o the accreted value thereof, in the case of any indebtedness issued with original issue discount; and

         o the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

         Indebtedness to Adjusted Operating Cash Flow Ratio means, as of any date of determination, the ratio of:

                  (a) the aggregate principal amount of all outstanding indebtedness of a person and its restricted subsidiaries as of the date on a consolidated basis, plus the aggregate liquidation preference of all outstanding preferred stock of the restricted subsidiaries of the person as of the date excluding qualified subsidiary stock and any such preferred stock held by the person or a wholly-owned restricted subsidiary of the person, plus the aggregate liquidation preference or redemption amount of all disqualified stock of the person excluding any disqualified stock held by the person or a wholly-owned restricted subsidiary of the person as of the date of determination to

                  (b) adjusted operating cash flow of the person and its restricted subsidiaries for the most recent four-quarter period for which internal financial statements are available determined on a pro forma basis after giving effect to all acquisitions and dispositions of assets, disregarding clause (3) of the definition of "consolidated net income," including, without limitation, asset swaps made by the person and its restricted subsidiaries since the beginning of such four-quarter period through the date of determination as if the acquisitions and dispositions had occurred at the beginning of the four-quarter period.

         Independent Director means a member of the board of directors who is neither an officer nor an employee of Pegasus or any of its affiliates.

         Investments means, with respect to any person, all investments by the person in other persons and their affiliates in the forms of

         o direct or indirect loans, including guarantees of indebtedness or other obligations,

         o advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business,

         o purchases or other acquisitions for consideration of indebtedness,

         o        equity interests or other securities, and

         o all other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles.

         However, an acquisition of assets, equity interests or other securities by Pegasus for consideration consisting of common equity securities, or preferred stock which is not disqualified stock, of Pegasus shall not be deemed to be an investment.

         Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law. It also means any conditional sale or other title retention agreement, any lease in the nature of such a sale or agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

         Net Income means, with respect to any person, the net income or loss of the person, determined in accordance with generally accepted accounting principles and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain, but not loss, together with any related provision for taxes on the gain, but not loss, realized in connection with any asset sale, including, without limitation, dispositions under sale and leaseback transactions, or the disposition of any securities by the person or any of its restricted subsidiaries or the extinguishment of any indebtedness of the person or any of its restricted subsidiaries; and

         (2) any extraordinary or nonrecurring gain but not loss, together with any related provision for taxes on such extraordinary or nonrecurring gain but not loss.

         Net Proceeds means the aggregate cash proceeds received by Pegasus or any of its restricted subsidiaries in respect of any asset sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale, net of the direct costs relating to the asset sale. Direct costs include without limitation,

         o legal, accounting, investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof,

         o taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements,

         o amounts required to be applied to the repayment of indebtedness in connection with the asset sale, and

         o any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with generally accepted accounting principles.

         Non-Cash Incentive Compensation means incentive compensation paid to any officer of Pegasus or any of its subsidiaries in the form of Class A common stock of Pegasus or options to purchase Class A common stock of Pegasus under the Pegasus restricted stock plan and the Pegasus 1996 stock option plan.

         Non-Recourse Debt means indebtedness:

         (1) as to which neither Pegasus nor any of its restricted subsidiaries:

                  (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute indebtedness;

                  (b)      is liable, as a guarantor or otherwise; or

                  (c)      constitutes the lender; and

         (2) no default with respect to which, including any rights that the holders of the indebtedness may have to take enforcement action against an unrestricted subsidiary, would permit upon notice, lapse of time or both any holder of any other indebtedness of Pegasus or any of its restricted subsidiaries to declare a default on the other indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Pegasus or any of its restricted subsidiaries.

         Obligations means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

         Operating Cash Flow means, with respect to any person for any period, the consolidated net income of the person for such period, plus:

         (1) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during the period, to the extent the losses were deducted in computing such consolidated net income, plus

         (2) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such consolidated net income, and any provision for taxes used in computing the net losses under clause (1) above, plus

         (3) consolidated interest expense of the person and its subsidiaries for the period, whether paid or accrued and whether or not capitalized, including, without limitation

                  o        amortization of original issue discount,

                  o        non-cash interest payments,

                  o the interest component of any deferred payment obligations,

                  o the interest component of all payments associated with capital lease obligations,

                  o commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and

                  o net payments if any under hedging obligations, to the extent that any expense was deducted in computing the consolidated net income, plus

         (4) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and other non-cash charges, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the person and its subsidiaries for the period to the extent that the depreciation, amortization and other non-cash charges were deducted in computing the consolidated net income, plus

         (5) non-cash incentive compensation to the extent the compensation expense was deducted in computing the consolidated net income and to the extent not included in clause (4) of this definition; and

less all non-cash income for the period, excluding any non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a prior period.

         Other Debt that Ranks Equally in Right of Payment to the Notes means senior indebtedness of Pegasus or any subsidiary guarantor permitted by the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock, which is equal in right of payment with the notes or any subsidiary guarantee.

         Pegasus Media & Communications, Inc. Credit Facility means the credit agreement, dated as of December 10, 1997, by and among Pegasus Media & Communications, Inc., the several lenders from time to time party thereto and Bankers Trust Company, as agent for the lenders, as amended through November 30, 1998.

         Pegasus Media & Communications, Inc. Notes means Pegasus Media & Communications, Inc.'s 12 1/2% Series B senior subordinated notes due 2005.

         Pegasus Satellite Television of Virginia, Inc. Preferred Stock means the Series A preferred stock, par value $1.00 per share, of Pegasus Satellite Television of Virginia, Inc.

         Permitted Businesses means:

         (1) any media or communications business, including but not limited to, any broadcast television station, cable franchise or other business in the television broadcasting, cable or direct-to-home satellite television industries; and

         (2) any business reasonably related or ancillary to any of the foregoing businesses.

         Permitted Investments means:

         (1) any investments in Pegasus or in a wholly-owned restricted subsidiary of Pegasus;

         (2)      any investments in cash equivalents;

         (3) Investments by Pegasus or any restricted subsidiary of Pegasus in a person, if as a result of the investment:

                           o the person becomes a wholly-owned restricted subsidiary of Pegasus or

                           o such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Pegasus or a wholly-owned restricted subsidiary of Pegasus;

         (4) Investments made as a result of the receipt of non-cash consideration from an asset sale that was made under and in compliance with the provisions of the covenant described under the caption Repurchase at the Option of Holders -- Asset Sales; and

         (5) other investments made since the date of the indenture measured as of the time made and without giving effect to subsequent changes in value that do not exceed an amount equal to $15.0 million plus, to the extent any such investments are sold for cash or are otherwise liquidated or repaid for cash, any gains less any losses realized on the disposition of such investments.

         Permitted Liens means:

         (1) Liens securing term loans, revolving borrowings, letters of credit or other obligations under any bank facility;

         (2) Liens securing eligible indebtedness of a subsidiary that was permitted to be incurred under the indenture;

         (3) Liens on property of a person existing at the time the person is merged into or consolidated with Pegasus or any subsidiary of Pegasus, if such liens were not created in contemplation of the merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Pegasus or any restricted subsidiary of Pegasus;

         (4) Liens on property existing at the time of acquisition thereof by Pegasus or any subsidiary of Pegasus, if the liens were not created in contemplation of the acquisition;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6)      Liens existing on the closing date;

         (7) Liens to secure indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations permitted by clause (7) of the third paragraph of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock, covering only the assets acquired with such indebtedness;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

         (9) Liens incurred in the ordinary course of business of Pegasus or any subsidiary of Pegasus with respect to obligations that do not exceed $1.5 million at any one time outstanding;

         (10) Liens on deposits or cash equivalents made under legally binding agreements or non-binding letters of intent to acquire assets, or the capital stock of persons owning such assets, in an amount not to exceed 10% of the purchase price of such assets or capital stock, if the assets to be acquired or the capital stock of persons owning the assets will be owned by Pegasus or a restricted subsidiary of Pegasus upon consummation of the contemplated acquisition;

          (11) Liens encumbering deposits or cash equivalents made to secure obligations of Pegasus to repurchase capital stock of Pegasus pledged to secure obligations of employees of Pegasus in an aggregate amount not to exceed $5.0 million at any time outstanding; and

         (12) Liens on assets of or equity interests in unrestricted subsidiaries that secure non-recourse debt of unrestricted subsidiaries.

         Permitted Refinancing Debt means any indebtedness of Pegasus or any of its restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of Pegasus or any of its restricted subsidiaries, if:

         (1) the principal amount or accreted value, if applicable, of such permitted refinancing debt does not exceed the principal amount of or accreted value, if applicable; plus

                  o accrued interest on, the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; plus

                  o the amount of reasonable expenses incurred in connection therewith; and

                  o the amount of any premium required to be paid in connection with the refinancing under the terms of the refinancing or deemed by Pegasus or the restricted subsidiary necessary to be paid to effectuate the refinancing;

         (2) the permitted refinancing debt has a final maturity date not earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the permitted refinancing debt has a final maturity date later than the final maturity date of the notes, and is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (4) the indebtedness is incurred either by Pegasus or by the restricted subsidiary who is the obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (5) if the permitted refinancing debt is incurred by a restricted subsidiary that is not a subsidiary guarantor, such permitted refinancing debt constitutes eligible indebtedness.

         Qualified Subsidiary Stock means capital stock of a subsidiary of Pegasus which by its terms:

         (1) does not mature, or is not mandatorily redeemable, under a sinking fund obligation or otherwise, and is not redeemable at the option of a holder, in whole or in part, before December 1, 2007, in each case, whether automatically or upon the happening of any event, unless, in any such case, the issuer's obligation to pay, purchase or redeem such capital stock is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption Certain Covenants - Restricted Payments;

         (2) is automatically exchangeable into shares of capital stock of Pegasus that is not disqualified stock on the earlier to occur of (a) the date of an event of default and (b) December 1, 2005;

         (3)      has no voting or remedial rights; and

         (4) does not permit the payment of cash dividends before December 1, 2006, unless the issuer's ability to pay cash dividends is expressly conditioned on its ability to do so in compliance with the provisions of the covenant described under the caption Certain Covenants -- Restricted Payments. However, for all purposes under the indenture, qualified subsidiary stock shall be deemed to include the Pegasus Satellite Television of Virginia, Inc. preferred stock.

         Related Party with respect to Marshall W. Pagon means:

                  (1)      any immediate family member of Marshall W. Pagon or

                  (2) any trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned and controlled by Marshall W. Pagon and/or other persons referred to above in clause (1).

         For purposes of this definition:

         o Control has the meaning specified in the definition of "affiliate" contained under the caption Certain Definitions. In addition, Marshall W. Pagon's estate shall be deemed to be a related party until such time as the estate is distributed in accordance with Marshall W. Pagon's will or applicable state law; and

         o Immediate Family Member means spouse, parent, step-parent, child, sibling or step-sibling.

         Restricted Investment means an investment other than a permitted investment.

         Restricted Subsidiary of a person means any subsidiary of the person that is not an unrestricted subsidiary.

         Satellite Segment means the business involved in the marketing of video and audio programming and data information services through transmission media consisting of space-based satellite broadcasting services, the assets related to the conduct of this business held by Pegasus and its restricted subsidiaries on the closing date, plus all other assets acquired by Pegasus or any of its restricted subsidiaries that are directly related to this business. Satellite segment does not include the terrestrial television broadcasting business and related assets and the cable television business and related assets. However, any assets acquired by Pegasus or any of its restricted subsidiaries after the closing date that are not directly related to the Satellite segment, as described above, shall not be included for purposes of this definition.

         Series A Preferred Stock means Pegasus' 12 3/4% Series A cumulative exchangeable preferred stock.

         Significant Subsidiary means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, under the Securities Act, as such regulation is in effect on the closing date.

         Split Dollar Agreement means the split dollar agreement between Pegasus and Nicholas A. Pagon, Holly T. Pagon and Michael B. Jordan, as trustees of an insurance trust established by Marshall W. Pagon, as in effect on the closing date.

         Stated Maturity means, with respect to any interest or principal on any series of indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any interest or principal before the date originally scheduled for the payment thereof.

         Subordinated Exchange Note Indenture means the indenture filed as an exhibit to the certificate of designation which would govern the subordinated exchange notes, if issued, as the same may be amended, but without giving effect to any amendment that materially alters the economic terms of the indenture.

         Subordinated Exchange Notes means Pegasus' 12 3/4% senior subordinated exchange notes due 2007 issuable under the subordinated exchange note indenture in exchange for Pegasus' Series A preferred stock.

         Subsidiary means, with respect to any person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled by the person or one or more of the other subsidiaries of that person or a combination thereof; and

         (2)      any partnership

                  (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person, or

                  (b) the only general partners of which are such person or of one or more subsidiaries of such person, or any combination thereof.

         Subsidiary Guarantor means any restricted subsidiary that shall have guaranteed, under a supplemental indenture and the requirements of the indenture, the payment of all principal of, and interest and premium, if any, on, the notes and all other amounts payable under the notes or the indenture, which guarantee shall be equal or senior to all indebtedness of such restricted subsidiary.

         Total Interest Expense means, with respect to any person for any period, the sum of:

         (1) the consolidated interest expense of the person and its restricted subsidiaries for the period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under hedging obligations; and

         (2) the consolidated interest expense of such person and its restricted subsidiaries that was capitalized during the period, to the extent such amounts are not included in clause
                  (1) of this definition; and

         (3) any interest expense for such period on indebtedness of another person that is guaranteed by the person or one of its restricted subsidiaries or secured by a lien on assets other than equity interests in unrestricted subsidiaries securing indebtedness of unrestricted subsidiaries of the person or one of its restricted subsidiaries whether or not the guarantee or lien is called upon; and

         (4) all cash dividend payments during such period on any series of preferred stock of a restricted subsidiary of the person.

         Unrestricted Subsidiary means any subsidiary that is designated by the board of directors as an unrestricted subsidiary under a board resolution, but only if the subsidiary:

         (1)      has no indebtedness other than non-recourse debt;

         (2) is not party to any agreement, contract, arrangement or understanding with Pegasus or any restricted subsidiary of Pegasus unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Pegasus or such restricted subsidiary than those that might be obtained at the time from persons who are not affiliates of Pegasus;

         (3) is a person with respect to which neither Pegasus nor any of its restricted subsidiaries has any direct or indirect obligation to:

                  o        subscribe for additional equity interests or

                  o maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

         (4) has not guaranteed or otherwise provided credit support for any indebtedness of Pegasus or any of its restricted subsidiaries; and

         (5) has at least one executive officer that is not a director or executive officer of Pegasus or any of its restricted subsidiaries. Pegasus shall evidence any such designation made by the board of directors at a time when any notes are outstanding by filing with First Union National Bank a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions and was permitted by the provisions of the covenant described under the caption Certain Covenants - Restricted Payments.

         If, at any time, any unrestricted subsidiary would fail to meet the foregoing requirements as an unrestricted subsidiary, it shall thereafter cease to be an unrestricted subsidiary for purposes of the indenture and any indebtedness of the subsidiary shall be deemed to be incurred by a restricted subsidiary of Pegasus as of that date. If the indebtedness is not permitted to be incurred as of that date under the provisions of the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock. Pegasus shall be in default of the covenant. If an unrestricted subsidiary ceases to meet the requirement set forth in clause (5) of this definition, the unrestricted subsidiary shall have 60 days to meet the requirement before the unrestricted subsidiary shall cease to be an unrestricted subsidiary.

         The board of directors of Pegasus may at any time designate any unrestricted subsidiary to be a restricted subsidiary. However, the designation shall be deemed to be an incurrence of indebtedness by a restricted subsidiary of Pegasus of any outstanding indebtedness of the unrestricted subsidiary and the designation shall be permitted only if:

         o the indebtedness is permitted under the covenant described under the caption Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock; and

         o no default or event of default would be in existence following the designation.

         Voting Stock means with respect to any specified person, capital stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of the person.

         Weighted Average Life to Maturity means, when applied to any indebtedness at any date, the number of years obtained by dividing:

         (1)      the sum of the products obtained by multiplying

                           (a)      the amount of each then remaining
                                    installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by

                           (b) the number of years calculated to the nearest one-twelfth that will elapse between that date and the making of the payment, by

         (2)      the then outstanding principal amount of such indebtedness.

         Wholly-Owned Restricted Subsidiary of any person means a restricted subsidiary of such person all of the outstanding capital stock other than qualified subsidiary stock or other ownership interests of which other than directors' qualifying shares shall at the time be owned by the person and/or by one or more wholly-owned restricted subsidiaries of the person.

             Material United States Federal Income Tax Consequences


         The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of notes by an initial beneficial owner of notes that, for U.S. federal income tax purposes, is not a U.S. person. This discussion is based upon the U.S. federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a U.S. person means a citizen or resident of the U.S., a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The tax treatment of the owners of the notes may vary depending upon their particular situations. U.S. persons acquiring the notes are subject to different rules from those discussed below. In addition, certain other note owners, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, owning and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction. New final regulations dealing with withholding tax on income paid to foreign persons and related matters were recently issued by the Treasury Department. In general, the new withholding regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. The new withholding regulations are generally currently effective for payments made after December 31, 1999, subject to certain transition rules. The new withholding regulations are quite complex. Non-U.S. holders are strongly urged to consult their own tax advisors with respect to the new withholding regulations.

Interest

         Interest we pay to a non-U.S. holder will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder (or, if different, the non-U.S. beneficial owner of the rate) and the non-U.S. holder and, if different, the non-U.S. beneficial owner:

         o does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Pegasus;

         o is not a controlled foreign corporation with respect to which Pegasus is a related person within the meaning of Section 864(d)(4) of the Internal Revenue Code; and

         o certifies, under penalties of perjury, that the beneficial owner is not a U.S. person and provides the owner's name and address. The current regulations provide that the statement must be received no later than the calendar year in which the payment is made. The new withholding regulations require the statement to be made on Form W-8 or approved substitute before payment. Certain special procedures are provided in the new withholding regulations for payments through qualified intermediaries or to entities that are classified as partnerships for U.S. federal income tax purposes.

Gain on Disposition

A non-U.S. note owner will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of a note unless:

         o the gain is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. owner or

         o in the case of a non-U.S. owner who is a nonresident alien individual and holds the note as a capital asset, such person is present in the U.S. for 183 or more days in the taxable year and certain other requirements are met.

Federal Estate Taxes

         If interest on the notes is exempt from withholding of U.S. federal income tax under the rules described above, the notes will not be included in the estate of a deceased non-U.S. owner for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding

         In the case of payments of interest to non-U.S. holders, Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, if neither we nor our payment agent has actual knowledge that the owner is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the owner certifies to the broker under penalties of perjury as to his name, address and status as a foreign person or the owner otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its file that the owner of the notes is not a U.S. person, and the broker has no actual knowledge to the contrary, or the owner establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

         The new withholding regulations provide that to the extent a non-U.S. holder certifies on Form W-8 or a permitted substitute form as to the owner's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a non-U.S. holder fails to provide such certification, it may be subject to certain information reporting and the 31% backup withholding tax.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. owner's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              Plan of Distribution

         Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented, in connection with the resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the date on the cover of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale.

         New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

         We have agreed to pay expenses incurred with the exchange offer and the performance of our other obligations under a registration rights agreement. We have also agreed to indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

         By accepting this exchange offer, each broker-dealer that receives the new notes under the exchange offer agrees that, after receiving notice from us of any event that makes any statement in this prospectus untrue in any material respect or which requires us to make any change in this prospectus to make the statements therein not misleading, the broker will not use this prospectus until we have amended or supplemented it to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the broker-dealer.

                                  Legal Matters

         Drinker Biddle & Reath LLP, counsel for Pegasus, has passed upon the validity of the new notes. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus.

                                     Experts

         The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Golden Sky Holdings, Inc.'s consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 included in this prospectus, have been included herein in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

======================================================
We have not authorized any dealer, salesperson or any other person to give any information or represent anything not contained in this offering memorandum.
You must not rely on any unauthorized information.
This offering memorandum does not offer to sell or buy any notes in any jurisdiction where it is unlawful.









                   Table of Contents

Prospectus Summary................................  2
Where You Can Find More
  Information.....................................  7
Risk Factors......................................  8
Ratio of Earnings to Fixed Charges................ 17
Use of Proceeds................................... 17
The Exchange Offer ............................... 18
Material United State Federal Income Tax
  Consequences of the Exchange Offer.............. 25
Description of Notes.............................. 26
Material United States Federal
   Income Tax Consequences........................ 57
Plan of Distribution.............................. 59
Legal Matters..................................... 60
Experts........................................... 60

======================================================


======================================================
                        [LOGO]
          Pegasus Communications Corporation

                Exchange of Registered
        12 1/2% Series B senior notes due 2007
              for any and all outstanding
        12 1/2% Series A senior notes due 2007

         -------------------------------------

                      PROSPECTUS

                    March   , 2000

======================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of office of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Registrant maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number          Description of Document
-------         -----------------------
3.1             Amended and Restated Certificate of Incorporation (incorporated by reference herein to Exhibit 3.1 to Pegasus' Form 10-Q dated
                August 13, 1999).

3.2             Bylaws, as amended (incorporated by reference herein to Exhibit
                3.1 to Pegasus' Form 10-Q dated May 14, 1998).

4.1* Indenture, dated as of November 19, 1999, by and between Pegasus and First Union National Bank, as Trustee, relating to the 12 1/2% Senior Notes due 2007.

4.2*            Form of Note (included in Exhibit 4.1).

5.1*            Opinion of Drinker Biddle & Reath LLP.

8.1*            Opinion of Drinker Biddle & Reath LLP concerning tax matters.

10.1* Registration Rights Agreement, dated as of November 19, 1999, among Pegasus Communications Corporation and the Holders of its 12 1/2% Series A Senior Notes due 2007.

21 Subsidiaries of registrant (incorporated by reference herein to Exhibit 21.1 to Pegasus' registration statement on Form S-3 (File No. 333-70949)).

23.1* Consent of Drinker Biddle & Reath LLP (included in Exhibits 5.1 and 8.1).

23.2**          Consent of PricewaterhouseCoopers LLP.

23.3**          Consent of KPMG LLP.

24.1*           Powers of Attorney (included on Signatures and Powers of
                Attorney).

25.1* Form T-1, Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Union National Bank as Trustee.

99.1* Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

*  Previously filed.
** Filed herewith.
--------------------------------------------------------------------------------

Item 22. Undertakings.

         The registrant undertakes that:

         (1) It will respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and it will send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

         (2) It will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (3) For purposes of determining the liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on March 10, 2000.

                                              PEGASUS COMMUNICATIONS CORPORATION


                                              By: /s/ Ted S. Lodge
                                                  ------------------------------
                                                  Ted S. Lodge
                                                  Senior Vice President

Date:  March 10, 2000

                                POWER OF ATTORNEY

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     Signature                                 Title                            Date
                     ---------                                 -----                            ----
         */s/ Ted S. Lodge                       President, Chief Executive Officer,       March 10, 2000
--------------------------------------------     Chairman of the Board and Director
            Marshall W. Pagon
      (Principal Executive Officer)


           */s/ Ted S. Lodge                     Vice President and Acting                 March 10, 2000
--------------------------------------------     Chief Financial Officer
             M. Kasin Smith
(Principal Financial and Accounting Officer)


        */s/ Ted S. Lodge                        Director                                  March 10, 2000
--------------------------------------------
          Robert N. Verdecchio


       */s/ Ted S. Lodge                         Director                                  March 10, 2000
--------------------------------------------
          James J. McEntee, III


          */s/ Ted S. Lodge                      Director                                  March 10, 2000
--------------------------------------------
             Mary C. Metzger


          */s/ Ted S. Lodge                      Director                                  March 10, 2000
--------------------------------------------
             Donald W. Weber


         */s/ Ted S. Lodge                       Director                                  March 10, 2000
--------------------------------------------
            Michael C. Brooks


        */s/ Ted S. Lodge                        Director                                  March 10, 2000
--------------------------------------------
          Harry F. Hopper, III


         */s/ Ted S. Lodge                       Director                                  March 10, 2000
--------------------------------------------
           William P. Phoenix


          */s/ Ted S. Lodge                      Director                                  March 10, 2000
--------------------------------------------
            Riordon B. Smith

*By: /s/ Ted S. Lodge
     --------------------
      Ted S. Lodge
      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number          Description of Document
-------         -----------------------
3.1             Amended and Restated Certificate of Incorporation (incorporated by reference herein to Exhibit 3.1 to Pegasus' Form 10-Q dated
                August 13, 1999).

3.2             Bylaws, as amended (incorporated by reference herein to Exhibit
                3.1 to Pegasus' Form 10-Q dated May 14, 1998).

4.1* Indenture, dated as of November 19, 1999, by and between Pegasus and First Union National Bank, as Trustee, relating to the 12 1/2% Senior Notes due 2007.

4.2*            Form of Note (included in Exhibit 4.1).

5.1*            Opinion of Drinker Biddle & Reath LLP.

8.1*            Opinion of Drinker Biddle & Reath LLP concerning tax matters.

10.1* Registration Rights Agreement, dated as of November 19, 1999, among Pegasus Communications Corporation and the Holders of its 12 1/2% Series A Senior Notes due 2007.

21 Subsidiaries of registrant (incorporated by reference herein to Exhibit 21.1 to Pegasus' registration statement on Form S-3 (File No. 333-70949)).

23.1* Consent of Drinker Biddle & Reath LLP (included in Exhibits 5.1 and 8.1).

23.2**          Consent of PricewaterhouseCoopers LLP.

23.3**          Consent of KPMG LLP.

24.1*           Powers of Attorney (included on Signatures and Powers of
                Attorney).

25.1* Form T-1, Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Union National Bank as Trustee.

99.1* Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

*  Previously filed.
** Filed herewith.

--------------------------------------------------------------------------------